   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1998

                                                         SEC FILE NO. 333-45195
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            TERRACE HOLDINGS, INC.
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

     AMENDING THE FACING SHEET, PROSPECTUS (INCLUDING UPDATED FINANCIALS)
                          AND FILING CERTAIN EXHIBITS
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                     PROPOSED
                                                      PROPOSED       MAXIMUM
                                       AMOUNT         MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE       OFFERING PRICE    OFFERING     REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)    PER SHARE(1)     PRICE(1)         FEE
----------------------------------------------------------------------------------------------
Common Stock.....................    5,310,150(2)      $1.25(3)   $ 6,637,687.50   $1,958.12
----------------------------------------------------------------------------------------------
Common Stock.....................      770,000(4)      $2.44(5)   $ 1,878,800.00   $  554.25
----------------------------------------------------------------------------------------------
Common Stock.....................    3,047,650(6)      $2.44(5)   $ 7,436,266.00   $2,193.70
----------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase
 Warrants........................    2,922,650(7)      $1.25(8)   $ 3,653,312.50   $1,077.73
----------------------------------------------------------------------------------------------
TOTAL............................                      $          $19,605,765.00   $5,783.70
----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Represents 1,637,500 shares issuable upon exercise of redeemable common stock purchase warrants ("Warrants") issued by the Registrant prior to and in connection with its initial public offering in December, 1995; and 3,672,650 shares issuable upon exercise of warrants for resale by the holders thereof.
(3) Represents the proposed temporary exercise prices.

(4) Represents 570,000 shares issuable upon exercise of warrants (exercisable at $1.1875 per share) and 200,000 shares for resale by the holders thereof.
(5) In accordance with Rule 457(c), the price represents the average of the closing bid and asked price of the Company's Common Stock as of January 22, 1998.
(6) Issuable upon conversion of Preferred Stock (issued as a component of "Units" privately placed by the Registrant in July, 1997) for resale by the holders thereof.
(7) Issued as a component of "Units" privately placed by the Registrant in July, 1995, for resale by the holders thereof.
(8) Pursuant to Rule 457(c), the price represents the average of the closing bid and asked price of the Warrants as of January 22, 1998.

                               ----------------
  THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     PRELIMINARY PROSPECTUS DATED JULY 8, 1998--SUBJECT TO COMPLETION

PROSPECTUS

                             TERRACE HOLDINGS, INC.

  In December, 1995, Terrace Holdings, Inc., a Delaware corporation (the "Company"), sold 1,437,500 redeemable common stock purchase warrants (the "Public Warrants") and certain selling warrantholders sold 200,000 identical warrants, which they had acquired in July 1995 ("Lenders Warrants"), to the public. In August, 1997, the Company consummated a private placement of 1,523,825 units of its securities, including units issued as commissions, each unit consisting of one share of preferred stock, $.001 par value ("Preferred Stock"), each convertible into two shares of Common Stock, and two redeemable common stock purchase warrants (the "Private Placement Warrants"), each to purchase one share of common stock, $.001 par value ("Common Stock"). The Private Placement Warrants are identical in all respects to the Public Warrants, as are warrants to purchase 750,000 shares issued in July, 1997 to Biltmore Securities, Inc., as an investment banking fee ("IB Warrants"). The Public Warrants, Lenders Warrants, Private Placement Warrants and the IB Warrants are sometimes hereinafter collectively referred to as the "Warrants". This Prospectus covers the offer and sale of up to (1) 5,310,150 shares of Common Stock reserved for issuance upon exercise of Warrants (of which 3,672,650 shares reserved for issuance on exercise of the Private Placement Warrants and the IB Warrants are for resale), and (2) 3,047,650 shares of Common Stock, reserved for issuance upon conversion of the Preferred Stock, for resale. All of the Warrants are exercisable at $4.00 per share. See "Description of Securities--Warrants," "Price Range of Securities," "Business-- Recent Financing" and "Plan of Distribution."

  This Prospectus also covers the offer and sale by the holders thereof of the 2,922,650 Private Placement Warrants and up to an additional 200,000 shares of Common Stock. See "Selling Securities Holders." Up to 570,000 additional shares of Common Stock reserved for issuance upon exercise of warrants issued to (i) Midas Investment Group, Inc. d/b/a Biltmore Securities, Inc., the Company's initial underwriter (250,000 shares), (ii) the former members of DownEast
Frozen Desserts, LLC, in connection with the Company's acquisition of Deering Ice Cream, Inc. (250,000 shares), and (iii) one of its directors (70,000 shares), are being registered so that if and when such warrants are exercised such shares may be offered and resold to the public.
                                                   (Continued on following page)

  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK INCLUDED IN THE UNITS AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OR THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         TEMPORARY     SOLICITATION                  PROCEEDS TO
                                       EXERCISE PRICE      FEE                         SELLING
                                        OR PRICE TO      OR SALES      PROCEEDS TO    SECURITIES
                                           PUBLIC      COMMISSIONS     COMPANY(3)      HOLDERS
------------------------------------------------------------------------------------------------
Per Warrant(2)........................    $1.25(1)         $.05          $1.20           -0-
------------------------------------------------------------------------------------------------
Per Share(2)..........................   various(2)     various(2)        -0-         various(2)
------------------------------------------------------------------------------------------------
TOTAL(4)..............................   $6,793,937      $271,757      $6,525,180     various(2)
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Holders of Warrants may exercise them at the $1.25 temporary exercise price
    until                , 1998, after which the exercise price will return to
    the $4.00 per share exercise price stated in the Warrants. See "Description of Securities--Warrants."
(2) Selling Securities Holders may sell their Warrants or shares of Common
    Stock at any time at varying market prices and pay their respective brokers various sales commissions charged by such brokers. The Company will not receive any proceeds from such sales and will not pay any of the associated brokerage commissions.
(3) Before deducting expenses of the offering payable by the Company estimated at $120,000. See "Use of Proceeds."

(4) Assumes all 5,310,150 Warrants are exercised at the $1.25 temporary exercise price. See "Use of Proceeds."

               The Date of this Prospectus is July   , 1998

(Continued from previous page)

  The Company will receive payments of the exercise prices of its various outstanding warrants to the extent any of them are exercised. See "Use of Proceeds from Warrant Exercises." There is no assurance, however, that any of the various warrants will be exercised. Midas Investment Group Inc. d/b/a Biltmore Securities, Inc., (the "Soliciting Agent"), will be paid a warrant solicitation fee equal to 4% of the exercise price of Warrants with respect to any Warrants exercised as a result of solicitation of the Warrant holders by the Soliciting Agent, provided that such solicitation is in compliance with applicable rules of the National Association of Securities Dealers, Inc.. See "Use of Proceeds from Warrant Exercises," and "The Soliciting Agent." The Company will not receive proceeds from resales of Warrants or shares of Common Stock issued on exercises of its various warrants, although costs incurred in connection with their registration for resale are being borne by the Company. See "Selling Securities Holders."

  During the 60-day period commencing on the date of this Prospectus, to and
including 5:00 p.m., New York time, on                , 1998, subject to
extension in the sole discretion of the Company ("Temporary Exercise Period"), the Company has temporarily reduced the exercise price of the Warrants from $4.00 to $1.25. After the expiration of the Temporary Exercise Period, the exercise price of the Warrants will return to the original $4.00 per share. See "Description of Securities--Warrants."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the offices of the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov.

  This Prospectus constitutes a part of a Registration Statement on Form SB-2 which the Company has filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's securities (referred to herein, together with amendments and exhibits, as the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its "entirety" by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                               TABLE OF CONTENTS

                              PAGE
                              ----
Prospectus Summary...........   3
Risk Factors.................   6
Price Range of Securities....  12
Dilution.....................  13
Use of Proceeds..............  13
Capitalization...............  14
Dividend Policy..............  14
Selected Financial Data......  15
Management's Discussion and
 Analysis....................  16
Business.....................  19

                                    PAGE
                                    ----
Management.........................  24
Certain Relationships and Related
 Transactions......................  31
Selling Securities Holders.........  32
Description of Securities..........  33
Plan of Distribution...............  36
Experts............................  37
Legal Matters......................  37
Additional Information.............  38
Index to Financial Statements...... F-1

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere herein. Unless otherwise specified, all information in this Prospectus assumes no exercise of the Warrants. See "Description of Securities," "Underwriting" and "Management--Employment Agreements." Each prospective investor is urged to carefully read this Prospectus in its entirety, including but not limited to the Risk Factors.

THE COMPANY

  Terrace Holdings, Inc., was incorporated under the laws of the State of Delaware on June 15, 1995, to change the state of incorporation of Bon Adventure Kosher Tours, Inc., a Florida corporation, formerly known as Embassy Kosher Tours of South Florida, Inc. The Company currently has three wholly-owned operating subsidiaries, having recently sold two in the "hospitality" group and operating two in the "food services and distribution" group. The sold hospitality subsidiaries are A&E Management Corp., which manages the food and beverage operations of a non-kosher restaurant and catering operation at The Club at Emerald Hills in Hollywood, Florida; and The Lasko Family Kosher Tours, Inc., which operates Passover holiday vacations at three locations within the United States. The Lasko Companies, Inc., which owns and operates on leased property the Company's kosher, casual dining restaurant, Terrace Oceanside Restaurant, in Hallandale, Florida, is the subject of an agreement of sale with an unaffiliated third party, scheduled to close on or about June 15, 1998. See "Business--Hospitality."

  The food services and distribution subsidiaries are: A-One-A Produce & Provisions, Inc. which is a Pompano Beach, Florida based produce distributor that sells and distributes fresh fruit and vegetables and "dry" grocery products to hotels, restaurants and other businesses in the south Florida region; and Terrace Fresh Inc., which was organized to operate as an affiliate of Terrace's A-One-A Produce & Provisions, Inc. subsidiary, to process and sell fresh produce.

  In December, 1997, the Company consummated the sale of the assets and related liabilities of its wholly-owned subsidiary, Deering Ice Cream, Inc. for $1,000,000, subject to later adjustment, in cash and certain royalty payments over four years. At the closing of the sale, the purchase price was adjusted down, as a result of working capital deterioration, to approximately $613,000. Further, based on post-closing accounting, the Company has released to the buyer the $200,000 of the purchase price held in escrow further reducing the purchase price, and is in discussions with the buyer to finalize the purchase price. As of the date of this Prospectus, the parties are still in final negotiation over the assumption of certain liabilities and the Company estimates it may have to refund up to an additional approximately $50,000 to the buyer. While the Company believes such sale will not have a material adverse effect on its longer term growth or ultimate profitability, there is no assurance that the Company's belief will be borne out. See "Business--Frozen Desserts."

  The Company's executive offices are located at 1351 N.W. 22nd Street, Pompano Beach, Florida 33069. Its telephone number is 954-917-7272.

SECURITIES

Common Stock to be Issued by the Company
 Upon the the Exercise of the Warrants and
 Conversion of the Preferred Stock(1)....... 8,357,800 shares
Other Securities Offered by Securities
 Holders.................................... 200,000 shares of Common Stock
                                             2,922,650 Warrants
                                             570,000 shares of Common Stock(2)

Securities Outstanding Prior to
 this Prospectus
  Common Stock(3)................. 5,270,348 Shares
  Warrants (4)(5)................. 6,535,828 warrants
  Preferred Stock(6).............. 1,523,825 Shares
NASDAQ SmallCap Marketsm Symbols.. Common Stock--THIS; Warrants--THISW
Use of Net Proceeds of Sale of     For working capital and potential
 Warrants......................... acquisitions
Risk Factors...................... The securities offered hereby are highly speculative and involve a high degree of
                                   risk and should be purchased only by
                                   investors that can afford the loss of their
                                   entire investment. See "Risk Factors." In
                                   addition, there is immediate substantial
                                   dilution. See "Dilution."

--------

(1) Represents 5,435,150 and 3,047,650 shares of Common Stock issuable upon conversion of the Preferred Stock, respectively. Of the 8,482,800 shares, 6,845,300 shares are registered for resale by holders of the Private Placement Warrants, IB Warrants and the Preferred Stock. See the Cover Page of this Prospectus.

(2) To be issued upon exercise of certain warrants. See the Cover Page of this Prospectus.

(3) Assumes that none of the various warrants are exercised and none of the Preferred Stock is converted into shares of Common Stock.

(4) Includes 2,922,650 Private Placement Warrants and (i) 635,678 shares of Common Stock issuable upon exercise of warrants issued to two executive officers of the Company; (ii) 1,437,500 shares of Common Stock reserved for issuance upon exercise of the Public Warrants; (iii) 250,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the acquisition of DownEast Frozen Desserts, LLC; (iv) 90,000 shares of Common Stock issuable upon exercise of warrants issued to two directors of the Company; (v) 1,000,000 shares of Common Stock issuable upon the exercise of warrants issued to an investment banking firm which was the underwriter of the Company's initial public offering; and (vi) 200,000 shares of Common Stock issuable upon exercise of warrants acquired in July, 1995, by certain warrantholders prior to the Company's public offering and resold subsequent to that offering. Does not include the possible issuance of (i) 141,500 shares of Common Stock issuable upon exercise of an option (the "Underwriter's Option") to purchase securities of the Company sold to the Soliciting Agent in connection with the Company's initial public offering in December, 1995 ("Initial Public Offering"); (ii) 125,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwriter's Option; (iii) 200,000 shares of Common Stock issuable upon exercise of warrants ("Class B Warrants") which were issued immediately following the effective date of the Company's Initial Public Offering (the terms and conditions of the Class B Warrants are identical to the Warrants except that the exercise price of the Class B Warrants is $10.00).

(5) Assuming the exercise of all of the Company's warrants listed in footnote 4 above and including the Class B Warrants, the Company will have outstanding 12,006,176 shares of Common Stock. This does not include conversion of the Company's outstanding shares of Preferred Stock. See Note (6) below.

(6) Automatically converts on July 31, 1998 into 3,047,650 shares of Common Stock unless earlier converted by the holders thereof. Assuming exercise of the warrants described in Note (5) and the Preferred Stock conversion the Company will have outstanding 15,053,826 shares of Common Stock. See "Description of Securities--Preferred Stock."

SUMMARY FINANCIAL INFORMATION

  The financial data set forth below is derived from, should be read in conjunction with and is qualified in its entirety by the more detailed financial statements and notes thereto, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Prospectus.

                           CONSOLIDATED FOR
                          THREE MONTHS ENDED                                 PRO FORMA
                              MARCH 31,                                     CONSOLIDATED
                             (UNAUDITED)       YEAR ENDED DECEMBER 31,   FOR THE YEAR ENDED
                         --------------------  ------------------------     12/31/97(2)
                            1998      1997       1997(1)      1996(1)       (UNAUDITED)
                         ---------- ---------  -----------  -----------  ------------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $6,955,120 $     --   $ 8,929,464  $       --      $17,110,152
Gross Profit............  2,070,868       --     2,075,957          --        4,485,353
Operating Expenses......  1,867,206   164,469    3,430,480      478,265       5,402,109
Income (Loss) from
 Continuing Operations..    126,480  (152,928)  (1,411,516)    (458,927)     (1,010,800)
Income (Loss) from
 Discontinued
 Operations.............      7,494  (248,476)  (2,940,537)    (697,100)            --
Net Income (Loss).......    133,974  (401,404)  (4,352,053)  (1,156,027)            --
Net Income (Loss) per
 Share..................        .03      (.09)        (.98)        (.35)           (.23)
Weighted Average of
 Common Shares
 Outstanding............  5,111,383 4,306,400    4,454,034    3,312,500       4,454,034

                                                         THREE
                                                        MONTHS
                                                         ENDED
                                                       MARCH 31,    YEAR ENDED
                                                         1998      DECEMBER 31,
                                                      (UNAUDITED)      1997
                                                      -----------  ------------
BALANCE SHEET DATA:
Working Capital (Deficit)............................ $(1,263,037) $(1,049,605)
Total Assets.........................................   8,542,786    6,927,342
Long-Term Debt.......................................     235,305       81,380
Total Liabilities....................................   4,794,136    3,738,917
Shareholders' Equity.................................   3,748,650    3,188,425

--------

(1) Only two years are presented since all prior years' assets relate to discontinued operations.

(2) Represents combined operations of Terrace Holdings, Inc. and A-One-A Produce and Provisions, Inc. treating the latter as if it was a subsidiary of Terrace for the full period then ended.

  UNLESS THE CONTEXT INDICATES OTHERWISE, ANY REFERENCE IN THIS PROSPECTUS TO THE "COMPANY" MEANS AND REFERS TO THE COMPANY AND ITS WHOLLY-OWNED SUBSIDIARIES.

                                 RISK FACTORS

  THE PURCHASE OF THE SECURITIES BEING OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE PURCHASE OF THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS, PRIOR TO ANY PURCHASE, SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS WHICH COULD MATERIALLY AND ADVERSELY AFFECT THE OPERATIONS AND PROSPECTS OF THE COMPANY OR AN INVESTMENT THEREIN, BEFORE MAKING A DECISION TO PURCHASE THE SECURITIES BEING OFFERED HEREBY. THE FOLLOWING IS NOT INTENDED AS, AND SHOULD NOT BE CONSIDERED, AN EXHAUSTIVE LIST.

  1. No Assurance of Profitability. To date, the Company has generated net losses. The total amount of the Company's accumulated deficit as of December 31, 1997, was $5,893,448. The Company's net losses from Continuing Operations for each of the last three fiscal years were, $1,511,516, $458,927 and $184,928, respectively. At December 31, 1997, the Company had a deficit in cash and working capital of approximately $235,000 and $1,050,000 respectively. There is no assurance that the future operations of the Company will result in revenues or will be profitable. Should the operations of the Company be profitable, it is anticipated that the Company would retain all of its earnings in order to finance future growth and expansion. See "Liquidity and Capital Resources" "Dividend Policy" "Business" and "Financial Statements."

  2. No Dividends on Common Stock. The Company does not anticipate payment of any cash dividends on its Common Stock for the foreseeable future; it being anticipated that any earnings would be retained by the Company to finance its operations and future growth and expansion. See "Dividend Policy."

  3. Proposed Expansion. The Company intends to continue to pursue a strategy of growth by acquisition. To date, it has made three material acquisitions: the purchase, in January, 1996, of three additional Passover vacation venues (one of which was not operated after 1996), the acquisition, in February, 1997, of Deering Ice Cream, Inc. ("Deering"), the assets of which were sold in December, 1997, and the acquisition, in July, 1997, of A-One-A Wholesale Produce, Inc. There can be no assurance that the Company will make any additional acquisitions in the near future, or if made, that any such acquisitions will add profitability to the Company. Contrary to its initial strategy in December, 1995, the Company has determined that proposed expansion by establishing additional kosher dining facilities geographically dispersed would entail substantial financial costs and additional personnel. Accordingly, the Company has determined to seek growth not by establishing additional kosher dining facilities but by acquisition of existing food and food related operations. There is no assurance any such acquisitions will be available to the Company or that its acquiring such operations will add to the Company's profitability. Furthermore, competition in the Company's current principal businesses could significantly increase. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  4. Dependence on Proceeds of Warrant Exercises to Implement Proposed Expansion. The Company is dependent on and intends to use a significant portion of the proceeds received upon exercise of the Warrants for working capital to implement its proposed expansion plans. The Company anticipates the proceeds of the exercise of Warrants, together with projected cash flow from operations, will be sufficient to fund the Company's operations, including its proposed expansion, during the twelve months following the date of this Prospectus, although there cannot be any assurance of this. Since any proceeds in connection with this offering are dependent on the exercise of Warrants, there can be no assurance that this offering will benefit the Company financially. See "Use of Proceeds."

  5. Possible Need for Additional Financing; Possible Loss of Entire Investment. In the event that the Company's plans change, there are any delays in implementing the proposed expansion, its projections prove to be inaccurate or the proceeds from the exercise of the Warrants prove to be insufficient, the Company may be required to seek additional financing or curtail its current and expansion activities. In such case, the Company will generally be required to seek additional debt or equity financing to fund the costs of continuing operations or to expand its operations. On May 29, 1998, the Company received a commitment letter from an institutional lender to provide to the Company and its wholly-owned subsidiaries an aggregate of $6,000,000 in senior secured financing, the proceeds of which will be used for (i) repayment of existing indebtedness, (ii) a possible acquisition, and (iii) ongoing working capital. As of the date of this Prospectus, the new financing arrangement is being documented. Prospective investors should be aware that if the Company is not successful in its operations, future acquisitions or facilities that it establishes, their entire investment in the Company could become worthless. Even if the Company is successful in its expansion plans, no assurances can be given that such expansion will be successful or that investors will derive a profit from their investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--Liquidity and Capital Resources," "Use of Proceeds" and "Business."

  6. Competition. The produce and grocery distribution industry is highly competitive and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. These competitors include national, regional and local firms. There can be no assurance that consumers will regard the Company's products and services as significantly distinguishable from competitive products and services, or that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully. See "Business--Competition."

  7. Sale of Hospitality Subsidiaries. In February, 1997, the Company entered into an Option Agreement with Samuel H. Lasko, the President, Treasurer and a director of the Company, and Jonathan S. Lasko, the Executive Vice-President, Secretary, Chief Operating Officer and a director of the Company, which gave the Laskos, individually or collectively, the option to purchase all of the stock or the assets, at their respective fair price, of The Lasko Companies, Inc., A & E Management Corp., and The Lasko Family Kosher Tours, Inc., each of which was a wholly-owned subsidiary of the Company. The fair price was determined by an independent evaluation and was approved by a committee of disinterested directors, and is subject to ratification by the stockholders of the Company. Samuel H. Lasko indicated to the Company that he intended to exercise this option on the first date that it was exercisable in accordance with the Option Agreement. As of March 13, 1998, Samuel H. Lasko purchased The Lasko Family Kosher Tours, Inc. and A&E Management Corp. for consideration equal to $575,000. The sale of The Lasko Companies, Inc., however, to an unaffiliated third party for a total purchase price of $90,000, was consummated on May 29, 1998. Jonathan S. Lasko did not participate in the purchases. Management of the Company believes, although such sales may have a material short term adverse effect on the Company, there will not be material long term effects from such sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-- Hospitality," and "Business--Hospitality."

  8. Resignation of Dr. Lasko. In connection with the sale of the hospitality businesses, Samuel H. Lasko, an officer and director of the Company since its inception, resigned as an officer of the Company effective on the ratification of the sale by the Company's shareholders (currently scheduled for August, 1998). Dr. Lasko has also advised that he will not stand for re-election as a Director at that time. No assurance can be given that such resignation will not have an adverse effect if any, upon the Company.

  9. Changes and Other Factors Affecting Business. The produce and grocery distribution industries are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing facilities. In addition, the labor intensiveness of these businesses, as well as factors such as inflation, increased food, labor and employee benefit costs and availability of experienced management and hourly employees may also adversely affect the Company's operations. See "Business--Competition."

  10. Current Seasonal Nature of Certain Operations. The Company's current operations are located in south Florida and are seasonal in nature since such operations rely, to a certain degree, on tourism in the winter months to sustain them. See "Business."

  As indicated elsewhere in this Prospectus, the Company has recently disposed of its frozen dessert business and its food service and vacation businesses and to concentrate on its food distribution and produce processing operations. There is no assurance that such dispositions will cause the Company to become profitable. See "Business."

  11. Government Regulation. Food and food related businesses are subject to various federal, state and local laws and regulations. The failure to obtain and retain licenses or any other governmental approvals would have a material adverse effect on the Company. In addition, food processing and other operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which the Company has no control. See "Business--Government Regulation."

  12. Loss of PACA Licenses. The Company's A-One-A Produce & Provisions, Inc. subsidiary and its affiliate, Terrace Fresh, Inc., are subject to The Perishable Agricultural Commodities Act ("PACA") which regulates "commission merchants," "brokers" and "dealers" engaged in the business of shipping or receiving perishable agricultural commodities in interstate commerce. A-One-A Produce and Terrace Fresh currently maintain PACA licenses to distribute fresh produce, fruits and vegetables. The ability of the Company to continue successful distribution and sales of its fresh produce, fruits and vegetables is dependent upon its continued compliance with PACA. Loss of its PACA license would have a materially adverse effect on the Company. See "Business."

  13. Potential Liability and Possible Insufficiency of Insurance; No Key-Man Life Insurance. The Company's operations involve the offering of consumer products and services to the public. The Company therefore may be exposed to a significant risk of liability for property damage or personal injury. The Company maintains general liability insurance (in the aggregate or per claim) for its various businesses. The Company endeavors to contractually limit its potential liability to the amount and terms of its insurance policies. However, the Company is not always able to obtain such limitations on liability, and such provisions, when obtained, may not adequately shelter the Company from liability. Consequently, a partially or completely uninsured claim, if successful and of sufficient magnitude, may have a material adverse effect on the Company and its financial condition. The Company maintains no Key-Man Life Insurance for any of its executive personnel. See "Business."

  14. Risk Borne by Public Shareholders Disproportionate to Risk Borne by Present Shareholders. Investors through this offering may have paid substantially more than the initial or present shareholders, and, accordingly, bear a disproportionate amount of risk because of the disparity in purchase price. See "Dilution."

  15. Immediate and Substantial Dilution. An investor exercising the Warrants, at the temporary exercise reduced price, may experience immediate and substantial dilution of $.67, or approximately 54%, per share because the exercise price of the Warrants exceeds the pro forma net tangible book value per share of the Company after giving effect to the exercises, purchases and divestitures. See "Dilution."

  16. Broad Discretion in Application of Proceeds. Management of the Company has broad discretion to adjust the application and allocation of any net proceeds of funds received upon exercise of the Warrants, which proceeds will be added to the Company's working capital, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of such net proceeds. See "Use of Proceeds."

  17. No Assurance of Continued Public Trading Market or Continued Qualification for NASDAQ Inclusion. The Company's Common Stock and Warrants are listed on the NASDAQ SmallCapsm Market ("NASDAQ"). If a public trading market does not continue for the Company's securities, purchasers of the Company's securities may have difficulty selling their securities should they desire to do so. If the Company is unable to satisfy the requirements for continued quotation on NASDAQ, trading, if any, in the securities offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board and may become subject to the Commission's "Penny Stock" regulations. See "23. Penny Stock Regulations."As a result, an investor may find it more difficult to dispose or to obtain accurate quotations as to the price of the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's securities. See "Description of Securities."

  18. Rule 144 Sales; Future Sales of Common Stock. 2,332,848 of the Company's presently outstanding 5,270,348 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to a registered offering or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the sale of limited quantities of restricted securities without registration under the Securities Act. In general, under Rule 144, a person (or person whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell, within any three month period, a number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144(k) also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The Company is unable to predict the effects that future sales under Rule 144 may have on the then prevailing market price of the Company's securities. Possible or actual sales of the Company's outstanding Common Stock by certain of the present shareholders under Rule 144 may, in the future, have a depressive effect on the price of the Company's securities.

  Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market and, therefore, the ability of any investor to sell his securities may be dependent directly upon the number of securities that are offered and sold. Affiliates of the Company may sell their securities during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

  19. Future Issuances of Stock by the Company Without Shareholder Approval. Assuming the exercise of all of the Company's various outstanding warrants and conversion of the Preferred Stock, the Company will have outstanding 15,053,826 shares of Common Stock out of a total of 25,000,000 shares of Common Stock authorized. The Company also has 10,000,000 shares of Preferred Stock authorized, the rights, preferences, conversions, terms and conditions of which may be set, from time to time, by the Board of Directors. There are currently 1,523,825 shares of Preferred Stock outstanding which, unless earlier converted at the option of the holders, on July 31, 1998, each automatically convert into two shares of Common Stock, or an aggregate of 3,047,650 shares. The remaining shares of Common Stock not issued or reserved for specific purposes and the remaining shares of Preferred Stock may be issued without any action or approval of the Company's shareholders. Although there are no present plans, agreements or undertakings involving the issuance of such shares, except as disclosed in this Prospectus, any such issuance could be used as a method of discouraging, delaying or preventing a change in control of the Company or could significantly dilute the public ownership of the Company, which could adversely affect the market. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so. Notwithstanding the foregoing, the current officers, directors, shareholders and Private Placement Warrant holders have agreed not to sell, transfer, assign or issue any securities of the Company prior to July, 1998 without the consent of the Soliciting Agent. See "Dilution," "Description of Securities" and "Plan of Distribution."

  20. Exercise of Warrants May Have Dilutive Effect on Market. The Warrants provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the Warrants most likely would exercise them and purchase the underlying Common Stock at a time when the

Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such securities, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely. See "Description of Securities."

  21. Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company is able to issue shares of its Common Stock upon the exercise of Warrants only if there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Commission and such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date of the prospectus when any financial information contained in the prospectus is over sixteen months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that the Registration Statement, of which this Prospectus is a part, will remain effective for not more than nine months following the date of this Prospectus, assuming a post-effective amendment is not filed by the Company. The Company intends to qualify the securities in a limited number of states, although certain exemptions under certain state securities ("blue sky") laws may permit the securities to be transferred to purchasers in states other than those in which they were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain, qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements. See "Description of Securities."

  22. Warrants Subject to Redemption; Temporary Exercise Price. The Warrants are immediately exercisable. Each such Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share until December 5, 2000. The Warrants are redeemable by the Company for $.05 per Warrant, at any time, upon thirty days' prior written notice, if the last reported sale price or the average closing bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is quoted, the NASDAQ or the National Quotation Bureau Incorporated, as the case may be, equals or exceeds $9.00 per share, for any twenty consecutive trading days ending within ten days of the notice of redemption. Upon thirty days' written notice to all holders of the Warrants, the Company shall have the right to reduce the exercise price or extend the term of the Warrants, subject to the Company complying with Commission Rule 13e-4. Notice of the redemption of the Warrants could force the holders thereof to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold them or to accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

  During the sixty day period commencing on the date of this Prospectus to and
including 5:00 p.m. New York time on             , 1998, subject to extension
in the sole discretion of the Company ("Temporary Exercise Period"), the Company has temporarily reduced the exercise price of the Warrants from $4.00 to $1.25. After the expiration of the Temporary Exercise Period, the exercise price of the Warrants will return to the original $4.00 per share. See "Description of Securities--Warrants."

  23. Soliciting Agent's Influence on the Market. A significant amount of securities of the Company are held by customers of the Soliciting Agent. Such customers may engage in transactions for the sale or purchase of such securities through or with the Soliciting Agent. Although it has no obligation to do so, the Soliciting Agent may make a market in the Company's securities and may otherwise effect transactions in such securities. If it participates in the market, the Soliciting Agent may exert a dominating influence on the market for the securities of the Company. Such market activity may be discontinued at any time. The price and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Soliciting Agent's participation in such market.

  24. Relationship of Soliciting Agent to Trading. The Soliciting Agent may act in a brokerage capacity with respect to the purchase or sale of the Company's securities in the over-the-counter market. Unless exempt under Regulation M promulgated by the Securities and Exchange Commission, the Soliciting Agent, while engaged in any distribution of the Company's securities, will be prohibited from engaging in any market making activity or soliciting brokerage activities with regard to the Company's securities during a period beginning five business days prior to the commencement of any such activity and ending when its participation in such distribution ends. As a result, the Soliciting Agent may be unable to continue to make a market for the Company's securities during certain periods when the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market price of these securities.

  25. "Penny Stock" Regulations. Securities laws require certain disclosures in connection with trades in any stock defined as a "penny stock". Commission regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ. Unless an exception is available, Commission regulations require the broker/dealer to deliver, prior to effecting any transaction involving a penny stock, certain information and disclosures regarding the penny stock market and the risks associated therewith.

  In addition, applicable Commission regulations provide that unless the transaction involving a penny stock is exempt under the regulations, a broker/dealer cannot effect a transaction in the penny stock unless certain sales practice requirements are met, which include the determination by the broker/dealer that transactions in penny stocks are suitable investments for the prospective purchaser and receipt by the broker/dealer from such person of a written agreement to the transaction.

  As of the date of this Prospectus, by reason of inclusion on NASDAQ, the Company's securities are exempt from the definition of penny stock. If any of the Company's securities were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities in this offering to sell their securities in the secondary market.

  26. Limitation on Director Liability. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty except for liability for (i) any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, shareholders may have more limited rights to recover against directors for breach of fiduciary duty. See "Management-- Limitation of Liability and Indemnification of Directors."

  FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN OF THEIR INVESTMENT.

                           PRICE RANGE OF SECURITIES

MARKET INFORMATION

  Since the Company's initial public offering in early December, 1995, the Company's Common Stock and Warrants have been traded in the NASDAQ SmallCap Market.

  Set forth below is the range of high and low sales prices of the Common Stock and Warrants for each quarter within the last two fiscal years as reported by NASDAQ for those periods. The prices represent quotations between dealers. The quotations do not include retail markups, markdowns, or commissions and may not represent actual transactions.

TYPE OF SECURITY                              QUARTER ENDED
----------------                              -------------
Common Stock.................................
                                                                  HIGH     LOW
                                                                 ------- -------
                                              March 31, 1996      6 3/4   4 1/4
                                              June 30, 1996       4 5/8    3
                                              September 30, 1996  4 1/2   2 3/4
                                              December 31, 1996   2 7/8     7/8
                                              March 31, 1997      2 3/8    1
                                              June 30, 1997       2 1/8   1 1/4
                                              September 30, 1997  3 1/2   1 1/2
                                                                    2
                                              December 31, 1997   11/16   1 1/8
                                              March 31, 1998      3 1/4   1 1/16
                                              June 30, 1998       2 1/2     7/8
                                                                    1
                                              July 1-2            11/16   1 5/8
                                              QUARTER ENDED
                                              -------------      --- --- --- ---
Warrants.....................................
                                                                  HIGH     LOW
                                                                 ------- -------
                                              March 31, 1996      2 1/2   1 1/4
                                              June 30, 1996       1 3/4    1
                                              September 30, 1996  1 5/8     1/2
                                              December 31, 1996     3/4    5/16
                                              March 31, 1997       15/16   5/16
                                              June 30, 1997        1        5/8
                                              September 30, 1997 2 5/16     3/4
                                              December 31, 1997   2 1/8    1
                                              March 31, 1998      1 3/4    1
                                              June 30, 1998       1 1/2     3/16
                                              July 1-2             5/8     17/32


HOLDERS

  As of June 30, 1998, there were 44 and 40 holders of record of the Company's Common Stock and publicly-traded Warrants, respectively. The Company believes that it has a substantially greater number of shareholders and Public Warrant holders because the Company believes that a substantial amount of its Common Stock and Public Warrants are held of record in street name by broker-dealers for their customers.

DIVIDENDS

  The Company has not paid any dividends on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operation of its business.

                                   DILUTION

  As of March 31, 1998, the net tangible negative book value of the Company was $421,081, or approximately $(.08) per share of Common Stock. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. By giving effect to the exercise, at an assumed exercise price of $1.25 per share, of the 5,310,150 shares of Common Stock issuable upon exercise of the Warrants (resulting in net proceeds to the Company estimated to be $6,637,687), the adjusted pro forma net tangible book value at March 31, 1998 would have been $6,216,606, or approximately $.60 per share. Thus, as of March 31, 1998, the adjusted pro forma net tangible book value per share of Common Stock owned by the Company's current shareholders would have increased by approximately $.68 without any additional investment on their part and the purchasers of the Common Stock upon conversion of the Preferred Stock and exercise of the Warrants will incur an immediate dilution of approximately $.57 per share from the exercise price.(1) "Dilution" means the difference between the exercise price of the Warrants and the adjusted pro forma net tangible book value per share after giving effect to the offering. Holders of Common Stock may be subjected to additional dilution if (i) any additional securities are issued as compensation or to raise additional financing, or
(ii) any of the securities set forth in footnote (1) below are issued. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current shareholders as a result of this offering.

   Exercise price of the Warrants..............................        $1.25
     Net tangible negative book value per share before
      offering................................................. $(.08)
     Increase in pro forma net tangible book value per share
      attributable to Common Stock issued on exercise of
      Warrants................................................. $ .60
                                                                -----
   Net tangible book value per share after offering............        $ .68
                                                                       -----
   Dilution of net tangible book value per share to purchasers
    exercising their Warrants(2)...............................        $ .57(3)
                                                                       =====

--------
(1) Does not reflect (i) 141,500 shares of Common Stock issuable upon exercise of the Soliciting Agent's Purchase Option; (ii) 125,000 shares of Common Stock issuable upon exercise of the Warrants included in the Soliciting Agent's Purchase Option; (iii) 200,000 shares of Common Stock issuable upon exercise of the Class B Warrants; or (iv) the issuance of any Options under the 1997 Stock Option Plan. See "Description of Securities", "Certain Transactions" and "Management".
(2) Assuming no exercise of the Soliciting Agent's Purchase Option, the Warrants, the Class B Warrants or the issuance of any Options under the 1997 Stock Option Plan. See "Underwriting" and "Description of Securities".

(3) Before deduction of warrant solicitation fee.

                             USE OF PROCEEDS

  The Company will not receive any of the proceeds from the resale of any of the Common Stock or Warrants offered under this Prospectus by the Selling Securities Holders. The Company, however, may receive net proceeds of $6,405,180, if all of the Warrants to purchase Common Stock are exercised in full, at the $1.25 temporary exercise price, after deducting the Soliciting Agent's 4% Solicitation Fee ($271,757) and the estimated other expenses of this offering ($120,000). Such net proceeds will be added to the working capital of the Company. There is no assurance, however, that any of the Warrants will be exercised. See "Risk Factors--4, Dependence on Proceeds of Warrant Exercises to Implement Proposed Expansion."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1998. This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

Long-Term Debt.................................................... $   235,305
Shareholders' Equity:
  Convertible Preferred Stock.....................................       1,524
  Common Stock, 25,000,000 shares authorized, $.001 par value,
   5,270,348 shares issued; 10,441,550 as adjusted................       5,270
  Additional Paid-in Capital......................................   9,501,330
  Retained Earnings (Deficit).....................................  (5,759,474)
                                                                   -----------
    Total Shareholders' Equity....................................   3,748,650
                                                                   -----------
    Total Capitalization.......................................... $ 3,983,955
                                                                   ===========

                                DIVIDEND POLICY

  Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid and does not intend to pay cash dividends in the foreseeable future on the shares of Common Stock. Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by the Board of Directors of the Company, based upon the Board's assessment of the financial condition of the Company, its earnings, need for funds, capital requirements, and other factors, including any applicable laws. The Company intends to retain earnings, if any, to finance its operations as well as the development and expansion of its business. In addition, any financing which the Company may obtain in the future may contain provisions restricting the Company's ability to pay dividends. Accordingly, there can be no assurance that dividends of any kind or amount will ever be paid in the future. Investors needing immediate or future income by way of dividends should not purchase the securities of the Company. The Company currently may be restricted from the payment of dividends under its financing agreements with Foothill Capital Corporation and there is no assurance that the Company can or will attempt to renegotiate such restrictions in the foreseeable future.

                            SELECTED FINANCIAL DATA

  The financial data set forth below is derived from, should be read in conjunction with and is qualified in its entirety by the more detailed financial statements and notes thereto, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Prospectus.

                           CONSOLIDATED FOR                                   PRO FORMA
                          THREE MONTHS ENDED                                 CONSOLIDATED
                         MARCH 31, (UNAUDITED)  YEAR ENDED DECEMBER 31,   FOR THE YEAR ENDED
                         ---------------------  ------------------------     12/31/97(2)
                            1998       1997       1997(1)      1996(1)       (UNAUDITED)
                         ---------- ----------  -----------  -----------  ------------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $6,955,120 $      --   $ 8,929,464  $       --      $17,110,152
Gross Profit............  2,070,868        --     2,075,957          --        4,485,353
Operating Expenses......  1,867,206    164,469    3,430,480      478,265       5,402,109
Income (Loss) from
 Continuing Operations..    126,480   (152,928)  (1,411,516)    (458,927)     (1,010,800)
Income (Loss) from
 Discontinued
 Operations.............      7,494   (248,476)  (2,940,537)    (697,100)            --
Net Income (Loss).......    133,974   (401,404)  (4,352,053)  (1,156,027)            --
Net Income (Loss) per
 Share..................        .03       (.09)        (.98)        (.35)           (.23)
Weighted Average of
 Common Shares
 Outstanding............  5,111,383  4,306,400    4,454,034    3,312,500       4,454,034

                                                THREE MONTHS ENDED
                                                    MARCH 31,       YEAR ENDED
                                                       1998        DECEMBER 31,
                                                   (UNAUDITED)         1997
                                                ------------------ ------------
BALANCE SHEET DATA:
Working Capital (Deficit)......................    $(1,263,037)    $(1,049,605)
Total Assets...................................      8,542,786       6,927,342
Long-Term Debt.................................        235,305          81,380
Total Liabilities..............................      4,794,136       3,738,917
Shareholders' Equity...........................      3,748,650       3,188,425

--------

(1) Only two years are presented since all prior years' assets relate to discontinued operations.

(2) Represents combined operations of Terrace Holdings, Inc. and A-One-A Produce and Provisions, Inc. treating the latter as if it was a subsidiary of Terrace for the full period then ended.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the historical financial statements and footnotes thereto and with the Pro Forma Combined Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.

                             RESULTS OF OPERATIONS

TERRACE HOLDINGS, INC. (CONSOLIDATED)

 Year ended December 31, 1997, compared to year ended December 31, 1996.

  The Company's consolidated net loss for 1997 was approximately $4,352,000, compared to a net loss of approximately $1,156,000 for 1996. The substantial increase was due to several factors. The primary factor was the loss on the disposition of several of the Company's operating subsidiaries. In November, 1997, Management and the Board of Directors restructured the focus and objective of the Company going forward. A major part of this restructuring included the concentration on the processing and distribution of produce and other food related items. The Company's plan called for the sale of its ice cream and hospitality units. For the year ended December 31, 1997, the sale of these operations resulted in losses on disposal of approximately $2,127,000. The balance of the operating losses primarily resulted from the underperfomance of the ice cream unit due to increased cost associated with production as well as increased selling, general, and administrative costs.

  In November of 1997, the Company determined to focus its resources on its distribution and processing operations. The Company's continuing operations distribute produce, dairy, frozen and dry grocery items to food service customers in the south Florida area. In addition, the Company's newly acquired subsidiary, Fresh, Inc. operates a "value added" precut produce operation which sells prepared, ready to use products to the food service sector. In January 1998, the Company purchased a customer list and certain inventory for retail distribution and has since consolidated all of its distribution operations into its warehouse facility in Pompano Beach, Florida. The Company intends to continue its growth as a distributor and value added processing company. The Company's consolidated net profit for the period ended March 31, 1998, was approximately $126,000. The income for the period was a result of the Company's continuing operations performance. Revenues from the Company's continuing operations for the period were approximately $6,955,000.

  In addition, the Company incurred losses from its A-One-A Produce and Provisions, Inc. subsidiary in the six-months it was owned by the Company in 1997. These losses were due primarily to costs associated with its moving into its new facility, increased labor costs and the increased cost in selling, general, and administrative expenses. See Below.

 Continuing Operations:

  A-One-A Produce and Provisions, Inc., the Company's largest operating subsidiary with respect to sales volume, that distributes produce, dairy, and other grocery items, operates in Pompano Beach, Florida, out of its 55,000 sq. ft. warehouse. There are no comparable results for 1996, as A-One-A Produce & Provisions, Inc. was not part of the Company's organization. For the six-month period ended December 31, 1997, A-One-A Produce and Provisions, Inc. sustained a loss of approximately $437,000. This loss, was primarily due to costs associated with moving into its new facility, increased labor costs and the increased cost in selling, general, and administrative expenses due to the Company's plan to develop the business in a very aggressive manner. In addition, the Company moved into its new facility September 7, 1997, and incurred additional costs of approximately $150,000 as a result of inefficiency within its operations. The Company has taken steps to increase efficiency, including technological upgrades, to overcome initial inefficiencies and realize greater profitability from its distribution sector. The Company also purchased two small distribution companies in late 1997 and early 1998 to expand and consolidate with A-One-A's current operation. For the three months ended March 31, 1998,

A-One-A had revenues of approximately $6,500,000. Net Income from this subsidiary for that period was approximately $237,000. Management believes that both revenues and income will continue to increase as the Company furthers its plan for consolidation, increased efficiency, and internal sales growth. There are no comparable financial results for the same period in 1997 since the Company did not own this subsidiary until July 1997.

  Terrace Fresh, Inc. ("Fresh") is the Company's value added produce processing subsidiary. The Company purchased Fresh in January, 1998, and its financial results are included in the first quarter unaudited consolidated results. Fresh manufactures custom cut produce that is cleaned, processed and packaged in a ready to use form for its customers. This higher margin sector of the produce industry is rapidly growing as food service establishments attempt to cut labor expenses as well as the associated costs. Fresh maintains its own customers and also sells through A-One-A's distribution system to A-One-A's accounts. Fresh's revenues for the period ended March 31, 1998, were approximately $262,000 with net income of approximately $55,000. Management believes that Fresh, Inc. will continue to experience internal sales growth and will benefit from the apparent continued industry move toward processed, "ready to use" produce. Management also believes that as it continues to attempt to increase value, both through increased produce sales as well as varying its product lines, the Company will realize greater profitability.

 Discontinued Operations:

 Passover Holiday Segments:

  For the Passover season in 1997, the Company operated three venues, the Registry Resort & Spa in Fort Lauderdale, Florida, the Fountainbleau Hotel in Miami Beach, Florida, and the Rye Town Hilton in Westchester, New York. Revenue for this segment was approximately $3,475,000, in 1997 compared to $3,750,000 in 1996. The Company originally acquired the contracts to operate vacation venues at the Fountainbleau, Rye Town Hilton and Tamiment Resort in 1996 for $675,000. The full amount was recorded as intangible assets. The decrease in revenue was a result of the Company's decision not to renew 1997 operations at the Tamiment Hotel in Pennsylvania. As a result of non-operation at this facility, the Company expensed the remainder of the amortized value directly associated with that hotel. Management decided that the growth and income trend of this segment was not in the ultimate plans of the Company, and accordingly decided to exit this segment of the Company's business. Subsequent to the year ended December 31, 1997, the Company sold these operations retroactive to the beginning of 1998 and subject to shareholder ratification. These operations and one of the food services subsidiaries were sold to Samuel
H. Lasko, President, pursuant to Mr. Lasko's exercise of his option to purchase the hospitality subsidiaries for an aggregate purchase price of $575,000, which is the value of the businesses as determined by an independent fairness opinion.

 Food Service Segment

  The Company decided in November, 1997 to discontinue its food service units. For 1997, the Company's reported loss for its A & E Management Corp. and The Lasko Companies, Inc. subsidiaries was approximately $98,000 compared to a loss of approximately $189,000 in 1996. The substantial decrease was due primarily to cost cutting measures taken by the Company at the end of 1996. The Company's decision to discontinue these operations was primarily a result of Management's belief that it would be unable to reach a level of profitability in either 1998 or 1999. In addition, the Company has also sold the Terrace Oceanside Restaurant (the "Restaurant"), which is the only business of The Lasko Companies, Inc. subsidiary, to an unaffiliated third party for total purchase price of $90,000. This sale took place on May 29, 1998.

  Revenues for The Lasko Companies, Inc. for the period ended March 31, 1998, were $199,421 compared to approximately $272,600 for the same period in 1997. Net income for the period ended March 31, 1998, was approximately $7,500 compared to $48,000 for the same period in 1997. The substantial decrease in both revenues and net income was due to a poor winter season in south Florida. The Lasko Companies, Inc. experienced approximately a 20% decrease in customers in the Restaurant and Management believes this to be a major factor in the decrease in revenues as well as net income.

 Deering Ice Cream, Inc.

  In February, 1997, the Company purchased the assets and related liabilities of DownEast Frozen Desserts, LLC. The loss incurred for the year ended December 31, 1997, was approximately $738,000. The losses were incurred from operations as well as from the disposal of the ice cream business. Management decided to dispose of this segment because the revenues in the ice cream subsidiary took a downturn. As a result, profitability was not obtained. Management of the Company believed it would have had to infuse substantial funding to compete with some of the larger competition, whether in the form of equity capital or debt financing. Such financing did not appear to be reasonably available. See "Prospectus Summary--The Company."

  The Company's Management believes that with the 1997 year end and early 1998 dispositions of its non-core subsidiaries and with its organizational restructuring now basically complete, the Company is positioned to continue its projected profitability through 1998, although there is no assurance that this will occur.

LIQUIDITY AND CAPITAL RESOURCES

  At December 31, 1997, the Company had a deficit in cash and working capital of approximately $(372,000) and $(1,050,000), respectively. At March 31, 1998, the cash deficit was approximately $(441,000) and the working capital deficit was approximately $(1,260,000). The Company, A-One-A Produce & Provisions, Inc. and Terrace Fresh, Inc. have relied principally on internally generated funds to fund their working capital needs.

  On May 29, 1998, the Company received a commitment letter from an institutional lender to provide to the Company and its wholly-owned subsidiaries an aggregate of $6,000,000 in senior secured financing, the proceeds of which will be used for (i) repayment of existing senior indebtedness, (ii) an acquisition (see "Business--Pending Acquisition"), and
(iii) ongoing working capital. As of the date of this Prospectus the new financing arrangement is being documented.

  The Company, by this Prospectus is offering to its Warrantholders the opportunity to exercise their Warrants and purchase common stock at a temporarily reduced exercise price.

  In addition, as of June 25, 1998, the Company issued to a private investor $2,625,000 principal amount of 12% Convertible Subordinated Notes ("Notes"), and Warrants to purchase 400,000 shares of Common Stock of the Company. The Notes convert and the Warrants are exercisable at $1.25 per share. The funds evidenced by the Note will be used for working capital and will be repaid if sufficient proceeds are realized by the Company from the Warrant exercises. If the Note is not repaid it will be converted into preferred stock. See "Business--Recent Financing."

  Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. However, the success of Management's plans is not assured.

SEASONALITY

  The continuing operations of the Company are seasonal due to the increased business in south Florida during the winter months. However, the Company's Management believes that continuing operations will be less seasonal than the hospitality and ice cream units have been. Additionally, Management believes that through additional acquisitions in the food processing and distribution areas it may minimize these seasonal effects, though there is no assurance that any further acquisitions will be successfully made or that less seasonal effects will be accomplished.

                                   BUSINESS

                                    GENERAL

  Terrace Holdings, Inc., was incorporated under the laws of the State of Delaware on June 15, 1995, to change the state of incorporation of Bon Adventure Kosher Tours, Inc., a Florida corporation, formerly known as Embassy Kosher Tours of South Florida, Inc. The Company currently has two wholly-owned operating subsidiaries, having recently sold three in the "hospitality" group and two in the "food services and distribution" group. The sold hospitality subsidiaries are A&E Management Corp., which manages the food and beverage operations of a non-kosher restaurant and catering operation at The Club at Emerald Hills in Hollywood, Florida; The Lasko Family Kosher Tours, Inc., which operates Passover holiday vacations at three locations within the United States; and The Lasko Companies, Inc., which owns and operates on leased property the Company's kosher, casual dining restaurant, Terrace Oceanside Restaurant, in Hallandale, Florida. See "Hospitality." The food services and distribution subsidiaries are: A-One-A Produce & Provisions, Inc. which is a Pompano Beach, Florida based produce distributor that sells and distributes fresh fruit and vegetables and "dry" grocery products to hotels, restaurants and other businesses in the southern Florida region; and Terrace Fresh Inc., which was organized to operate as an affiliate of Terrace's A-One-A Produce & Provisions, Inc. subsidiary. In December, 1997, the Company disposed of its frozen desserts manufacturing business. See "Frozen Desserts."

FOOD SERVICES AND DISTRIBUTION

  Produce. In August, 1997, but effective as of July 1, 1997, the Company's wholly-owned subsidiary, A-One-A Produce & Provisions, Inc. ("A-One-A Produce") acquired the assets and related liabilities of A-One-A Wholesale Produce, Inc. ("A-One-A Wholesale"). Effective January, 1998, the Company acquired the assets and related liabilities of A One A Wholesale's affiliate, Fresh, Inc. Both corporations were unaffiliated with the Company. A-One-A Produce distributes fresh produce, fruits and vegetables to restaurants, country clubs, hotels, airline food service, and other institutional food service providers in the south Florida region. A-One-A Produce's warehouse encompasses 55,000 square feet on 3.5 acres, with 24 loading docks, 1,700 pallet locations and includes 30,000 square feet of refrigerated warehouse space. A-One-A Produce also operates a fleet of 28 refrigerated delivery trucks.

  Frozen Desserts. In February, 1997, in consideration of the issuance of 918,900 shares of the Company's Common Stock, warrants to purchase an additional 250,000 shares of Common Stock at $1.1875 per share and approximately $114,000 in cash, the Company's wholly owned subsidiary, Deering Ice Cream, Inc., acquired all of the assets and related liabilities of DownEast Frozen Desserts, LLC, a Delaware limited liability company unaffiliated with the Company, which manufactured and marketed frozen desserts under the names Deering Ice Cream and Howard Johnson, as well as co-packing for approximately 15 other unaffiliated companies. The Company also issued warrants to purchase 250,000 shares at $1.1875 to Midas Investment Group, Inc. d/b/a Biltmore Securities, Inc., and 75,000 shares of Common Stock to Barclay Partners, L.L.C. as investment banking and finder's fees, and warrants to purchase 50,000 shares at $1.1875 to Bruce S. Phillips, a director of the Company, in recognition of his efforts successfully to negotiate and consummate the acquisition. In December, 1997, however, the Company consummated the sale of the assets and certain liabilities of its wholly-owned subsidiary, Deering Ice Cream, Inc. to a subsidiary of Fieldbrook Farms, Inc., Dunkirk, New York, for approximately $613,000 cash at closing, subject to later adjustment, plus certain royalties over four years. See "Prospectus Summary--The Company." During the relatively short period in which the Company owned and operated Deering Ice Cream, Inc., it became evident that the Company could not effect profitable operations without a substantial increase of financial resources to frozen dessert manufacturing, which resources have not been available to the Company. Additionally, the Company's management determined that concentrating on food distribution and processing would better serve its overall goals over time. Accordingly, the Company determined to dispose of its frozen dessert manufacturing operations and concentrate on its food distribution businesses in an attempt to enhance shareholder value over the longer term. There is no assurance, however, that the Company will be successful in accomplishing this.

HOSPITALITY

  Restaurant. From October, 1993 through May, 1995, the founders of the Company owned and operated the Terrace-on-the-Lake Restaurant, a casual, upscale kosher restaurant in Hollywood, Florida. In its short existence, Terrace-on-the-Lake developed a following among tourists visiting south Florida who observe the Jewish dietary laws. Because both the kitchen and the facilities were not large enough to serve adequately the needs of this restaurant, it was closed at the end of May, 1995, and in October, 1995, the Company opened a new restaurant, "Terrace Oceanside Restaurant", in Hallandale, Florida. The Company's initial plan was to establish a chain of kosher restaurants, which were (the "Restaurant") to be called Terrace restaurants, along the Eastern seaboard and possibly later in the Midwestern United States. During 1996, however, Management of the Company determined that the proposed expansion by establishing additional kosher Terrace restaurants would entail substantial financial costs and additional personnel, and determined, instead, to seek possible acquisitions of going concerns in the food--or food distribution--related industries.

  On May 29, 1998, the restaurant business was sold to an unaffiliated third party for an aggregate purchase price of $90,000. See "Sale of Hospitality Segments."

  Food and Beverage Management. The Company, until March 13, 1998, through its wholly-owned subsidiary, A&E Management Corp., managed a non-kosher restaurant and catering operation at The Club at Emerald Hills, an upscale country club in Hollywood, Florida. See "Sale of Hospitality Segments."

  Holiday Vacations. The Company, until March 13, 1998, through its wholly-owned subsidiary, The Lasko Family Kosher Tours, Inc., operated kosher Passover holiday vacation venues. Passover occurs each spring. See "Sale of Hospitality Segments."

  In January, 1996, the Company consummated an agreement with an unaffiliated entity, to assume operation of the annual Passover vacation venues at the Fontainebleau Hilton Hotel, Miami Beach, the Rye Town Hilton Hotel, Rye, New York, and the Tamiment Resort & Conference Center, Tamiment, Pennsylvania. As a result, for the 1996 Passover holiday, the Company operated holiday vacations at four different locations. The contract to operate a Passover vacation at the Tamiment Hotel expired after the 1996 Passover holiday and was not renewed for the 1997 Passover holiday.

  Sale of Hospitality Segments. In November, 1997, Samuel H. Lasko, President, notified the Company of his intention to exercise his option to purchase the hospitality subsidiaries of the Company at a purchase price equal to the "fair value" of the subsidiaries. Dr. Lasko's exercise of his option was subject to the Company securing an independent fair value opinion and the affirmative vote of the majority of the Company's shareholders (currently scheduled for August, 1998). A committee of disinterested members of the Board of Directors retained an independent consulting and valuation firm to render such an opinion and that opinion was acceptable to Dr. Lasko. Accordingly, on March 13, 1998, the A&E Management, Corp., and The Lasko Family Kosher Tours, Inc. subsidiaries of the Company were sold to him effective as of January 1, 1998, subject to the affirmative shareholder vote required, for consideration aggregating $575,000 in accordance with the independent fair value opinion received by the Company. The consideration consisted of Dr. Lasko tendering his employment agreement with the Company having approximately three years remaining (independently valued at $417,807) and 114,322 of his warrants to purchase Common Stock at $1.1875 per share (independently valued at $157,193). Additionally, on May 29, 1998, the Company consummated an agreement for the sale of The Lasko Companies, Inc. (The Terrace Oceanside Restaurant) with an unaffiliated third party for an aggregate sales price of $90,000.

  As disclosed elsewhere in this Prospectus, during the second half of 1997, the Board of Directors of the Company determined that its initial strategy of attempting to expand by establishing additional kosher dining facilities and Passover vacation venues geographically dispersed would entail substantial financial costs and additional personnel. Accordingly, the Board of Directors determined to seek Company growth by acquisition of existing food services and distribution operations. Thus, on November 12, 1997, the Board of Directors determined to discontinue the "hospitality" segments of its business and shortly thereafter Dr. Lasko notified the Board of Directors of his intention to acquire those segments. In connection with that transaction, Dr. Lasko has submitted his resignation as President of the Company effective immediately upon the affirmative vote of the Company's stockholders at its upcoming Annual Meeting ratifying the transaction. In accordance with the agreement, Dr. Lasko ceased drawing salary from the Company effective as of January 1, 1998. See "Management--Directors and Officers."

FOOD SERVICES AND DISTRIBUTION

  A-One-A Produce & Provisions, Inc. Effective July 1, 1997, the Company's wholly-owned subsidiary, A-One-A Produce & Provisions, Inc. ("A-One-A Produce") acquired the assets and related liabilities of A-One-A Wholesale Produce, Inc. ("A-One-A Wholesale") for a purchase price of $3,100,000 in cash and the issuance of a total of 500,000 shares of Common Stock to the two shareholders of A-One-A Wholesale. Effective January, 1998, the Company acquired the assets and related liabilities of A-One-A Wholesale's affiliate, Fresh, Inc. for a purchase price of $105,000 and the issuance of a total of 138,948 shares of Common Stock. Both corporations were unaffiliated with the Company. A-One-A Produce distributes fresh produce, fruits and vegetables to restaurants, country clubs, hotels, airline food service, and other institutional food service providers in the South Florida region.

  A-One-A Wholesale was founded in 1987 by Virgil D. Scarbrough and Scott Davis. Messrs. Scarbrough and Davis are now Co-Chief Operating Officers of A-One-A Produce under employment agreements expiring on June 30, 2002. See "Management--Employment Agreements and Aggregate Options Holdings." The business is located in Pompano Beach, Florida and is currently housed in 55,000 square feet of rented space. In addition, the Company incorporated Terrace Fresh, Inc. to operate the business of A-One-A Wholesale's affiliate, Fresh, Inc. Revenue in 1996, prior to the Company's acquisition, for A-One-A Wholesale was approximately $14.5 million dollars. A-One-A Produce employs approximately 105 people.

  A-One-A Produce delivers seven days per week and its customers rely on daily deliveries. The served area reaches southward to Homestead, Florida, and as far as Jupiter, Florida, to the north, principally on the east coast of the state. Service is a major component of the business' competitive strength. A-One-A Produce does not attempt to be the low cost provider, but, rather, seeks to distinguish itself as a provider of high quality products and exceptional service. Most orders are received in the afternoon and delivered the next morning. Customers are supported by a sales manager and nine regional sales representatives to ensure optimum service and communication. A-One-A Produce operates a fleet of 28 delivery trucks, all of which are refrigerated and equipped with two-way radios.

  Mr. Davis is primarily responsible for buying produce, pricing the produce to the customers and identifying and selling the new larger accounts. Mr. Scarbrough generally is responsible for office administration, personnel, warehouse and delivery operations. For the most part, each of Messrs. Davis and Scarbrough is capable of performing the other's basic day-to-day duties. Jonathan S. Lasko, Executive Vice-President and Chief Operating Officer of the Company is the President and Chief Executive Officer of A-One-A Produce.

  Produce is purchased through approximately six brokers. The Company has also recently joined a produce buying co-operative, Pro*Act, and is currently buying a portion of its requirements through it. The Company also purchases directly from farmers in the Florida market depending upon seasonal availability. Pricing to customers is set on a weekly basis in accordance with market conditions. The Company's pricing formulas are very complex and take into effect a number of qualitative factors. Pricing is set at a detailed item by item level for each type of produce by customer. A small number of the larger accounts, in terms of sales, have pricing arrangements that represent a margin above cost. Some of the Company's larger customers currently include TGI Friday's, Darden (Red Lobster and Olive Garden), and Applebee's. No individual customer accounts for more than 7% of the Company's produce sales.

  Terrace Fresh, Inc. ("Fresh") supplies cut produce through A-One-A Produce and also to process food manufacturers directly. This business is approximately two years old. Its revenues in 1996 were approximately $1,500,000; approximately $1,000,000 of which represents sales to A-One-A for resale. The produce is processed by Fresh primarily by means of washing or peeling and cutting. The produce is then vacuum sealed in dated plastic bags and boxed for immediate delivery. The pre-cut, pre-packaged produce market is currently in its infancy in southern Florida. Although there can be no assurance, it is anticipated that this business segment will contribute material growth in revenues and profits in the future.

  A-One-A Produce leases a building housing its offices, warehouse and processing operations in Pompano Beach, Florida. This property is a 55,000 square foot warehouse on 3.5 acres and should allow for further expansion. The building has 24 loading docks (approximately half of which are refrigerated), 1,700 pallet locations, and includes 30,000 square feet of refrigerated warehouse space. The building is leased from an affiliate of Messrs. Scarbrough and Davis. The lease was negotiated in connection with the acquisition of A-One-A Wholesale and Fresh.

  In September, 1997, the Company acquired the assets of Dry Dock
Distributors, Inc. a Florida corporation d/b/a Bay Purveyors ("Bay Purveyors"), which distributes "dry" grocery items in the south Florida region. The purchase price was $310,000. The business of Bay Purveyors is conducted as part of A-One-A Produce.

  In January, 1998, the Company acquired the assets of D.M.S. Food Distributors, Inc., a Florida corporation, d/b/a Gourmet Distributors ("Gourmet Distributors"), which distributes "dry" grocery items in the south Florida region. The purchase price was $125,000. The business of Gourmet Distributors is conducted as part of A-One-A Produce.

SALE OF FROZEN DESSERTS BUSINESS

  In December, 1997, the Company's wholly-owned subsidiary, Deering Ice Cream, Inc. ("Deering"), sold substantially all of its assets and related liabilities to a subsidiary of Fieldbrook Farms, Inc. ("Fieldbrook"), for an aggregate purchase price of $1,000,000, subject to later adjustment. In conjunction with the sale, Milton Namiot, Chief Executive Officer of the Company and President of Deering, and Joseph Dane, Controller of the Company and Chief Financial Officer of Deering, resigned their respective positions with the Company.

  Under the agreement with Fieldbrook, $200,000 of the purchase price was placed in escrow for 60 days pending receipt by the parties of a post-closing accounting of Deering, any third party claims against Deering relating to matters prior to the closing and certain other matters. In addition, there was a downward adjustment of the purchase price made at closing of $387,142 as a result of the working capital deterioration at Deering from September 30, 1997, to closing. On March 20, 1998, the Company released the full escrow amount to Fieldbrook and is currently in discussion to finalize the purchase price based on the post-closing accounting and final negotiation over the assumption of certain liabilities. The Company presently estimates it may have to refund approximately $50,000 more of the purchase price.

  The Company will receive annual royalties from Fieldbrook for four years at the rates of 2%, 2%, 1% and 1%, respectively, of net sales by Fieldbrook of products under the Howard Johnsons and Deering labels. At this time, the Company cannot estimate whether or if such royalties, if received, will be material.

ADVERTISING AND MARKETING

  The Company currently markets its products and services through the use of mailing lists and various trade publications. The Company presently is considering engaging in the future outside professional marketing firms to conduct its marketing activities, none of whom yet have been engaged. Such marketing activities may include an evaluation of all aspects of the Company's products and services. Depending upon the outcome of any such marketing evaluations, the Company may decide to make changes with respect to the marketing of its products and services.

COMPETITION

  The wholesale fresh produce and grocery businesses are very competitive, and the Company's subsidiaries face competition from other low-cost produce providers. However, A-One-A Produce and Fresh strive to maintain high quality and exceptional service in the market by making quality products and efficient service its priority. Food related businesses are often affected by arbitrary changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the number and locations of competing businesses and employment trends.

GOVERNMENT REGULATION

  The Company is subject to various federal, state and local laws affecting its businesses. Each of the Company's food service operations is subject to licensing regulation by numerous governmental authorities which may include building, health and safety and fire agencies. Difficulties in obtaining or failures to obtain or maintain the necessary licenses or approvals could have a material adverse effect on the Company's operations.

  A-One-A Produce and Fresh maintain licenses under the Perishable Agricultural Commodities Act ("PACA") which regulates "commission merchants," "brokers," and "dealers" engaged in the business of shipping or receiving perishable agricultural commodities in interstate commerce.

EMPLOYEES

  The Company employs approximately 170 people which includes approximately 20 administrative, 40 transportation, 28 sales and customer service representatives, 75 warehouse and processing personnel, and 5 executive management. None of the Company's employees are represented by a union, nor have there been any work stoppages.

PROPERTIES

  Fresh leases from an unaffiliated third party approximately 8,000 square feet at 2001 N.W. 15th Avenue, Pompano Beach, Florida, for its offices, processing and warehouse. The lease is for a term of five years with an option to extend for an additional five years at an average annual rental of $70,000. Fresh may terminate the lease at its option on one year's notice.

  A-One-A Produce & Provisions, Inc. leases approximately 55,000 square feet at 1351 N.W. 22nd Street, Pompano Beach, Florida, for use as its principal offices and warehouse. The lease term is for five years with two five year options to extend expiring July 31, 2002, at a rental of $220,000 per year. The Pompano Beach facility is owned by an affiliate of Messrs. Scarbrough and Davis. A lease for this facility was negotiated as part of the A-One-A transaction. Under the lease, the Company has an option to purchase the land and building in Pompano Beach, Florida at a purchase price of $2,000,000 until December, 1998, though there is no assurance that such will be the case. The Company's executive offices are located in the A-One-A Produce facility in Pompano Beach, Florida. Management believes that the above facilities will be sufficient for its operations in the foreseeable future.

RECENT FINANCING

  In August, 1997, the Company guaranteed payment on a Loan and Security Agreement between Foothill Capital Corporation of Mechanicsville, Virginia ("Foothill") and the Company's wholly-owned subsidiaries, Deering Ice Cream, Inc. and A-One-A Produce & Provisions, Inc. under which Foothill has provided revolving loans in a total amount of approximately $4,200,000, which were being used to refinance the principal accounts receivable and inventory financing with respect to Deering Ice Cream, Inc., and also to provide for the ongoing working capital needs of A-One-A Produce & Provisions, Inc. In connection with the sale of the Deering subsidiary's business in December, 1997, these loans were paid down in the amount of $1,396,913, leaving a principal balance of approximately $1,400,000. As a result of the foregoing transaction, the Company's guaranty was adjusted accordingly.

  On May 29, 1998, the Company received a commitment letter from an institutional lender, IBJ Schroder Credit Corp. ("Schroder"), to provide to the Company and its wholly-owned subsidiaries an aggregate of $6,000,000 in senior secured financing, the proceeds of which will be used for (i) repayment of the existing senior indebtedness to Foothill, (ii) an acquisition (see "Pending Acquisition"), and (iii) ongoing working capital. As of the date of this Prospectus, the new financing arrangement is being documented.

  On June 25, 1998, the Company issued to a private investor $2,625,000 principal amount of 12% Convertible Subordinated Notes ("Notes"), and warrants to purchase 400,000 shares of Common Stock of the Company. The proceeds of the Notes have been added to the working capital of the Company. The Notes will be repaid from the first net proceeds, if any, received by the Company from the exercise of its $4.00 warrants at the temporary $1.25 per share exercise price. At any time subsequent to the expiration of the 60-day Temporary Exercise Period, the Notes are convertible at the option of the private investor, at the rate of one share of Common Stock for each $1.25 of principal and accrued but unpaid interest, and the warrants are exercisable at a price of $1.25 per share of Common Stock. At any time subsequent to the Temporary Exercise Period, any Notes not then converted or repaid, will be converted by the Company, into $1.25 Redeemable Convertible 8% Cumulative Preferred Stock ("Preferred Stock") of the Company. The Notes, warrants and Preferred Stock issued to the private investor are subject to anti-dilution adjustments, registration rights, interest and dividend adjustments and payment by the Company of certain fees and expenses in connection with the transaction. In addition, the Company has granted to such private investor an option expiring no later than December 31, 1998 to purchase 500,000 shares of the Company's Common Stock at a price determined on the basis of the average closing price for the Company's Common Stock for the ten trading days immediately following the expiration of the Temporary Exercise Period. See "Risk Factors--Warrants Subject to Redemption; Temporary Exercise Price."

  While the issuance of the Notes and warrants do not require shareholder approval under the Delaware General Corporation Law, the NASDAQ Stock Market Rules ("NASDAQ") require a listed company to secure such shareholder approval unless the Audit Committee of the Board of Directors expressly approves an exception. On June 23, 1998, the Audit Committee unanimously approved such an exception and determined that the delay in securing shareholder approval would seriously jeopardize the financial viability of the Company.

PENDING ACQUISITION

  On June 25, 1998, the Company signed an agreement with Banner Beef and Seafood Co., Inc. ("Banner") to acquire substantially all the assets and to assume substantially all the liabilities of Banner for an aggregate purchase price of $1,800,000. The acquisition is scheduled to close no later than July 31, 1998 and will be financed by the Company with a portion of the Schroder financing. See "Recent Financing."

  Banner is a custom value-added processor of meat, seafood and poultry operating out of two facilities in the Miami, Florida area. It has approximately 90 employees. Banner manufactures food products customized to customer specifications in the retail and discount store, airline, restaurant and other industries. Assuming the acquisition is consummated, the Company plans to operate the Banner business through a wholly-owned subsidiary.

LEGAL PROCEEDINGS

  The Company is not currently involved in any material legal proceeding.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The following table sets forth certain information with respect to the Company's directors and executive officers:

   NAME                     AGE                    POSITION HELD
   ----                     ---                    -------------
   Dr. Samuel H. Lasko(1).. 52  President, Treasurer and Director
   Jonathan S. Lasko....... 27  Executive Vice-President, Secretary, Chief Operating
                                Officer and Director
   Bruce S. Phillips....... 54  Director
   Steven Shulman.......... 57  Chairman of the Board of Directors and Chief
                                Executive Officer
   Richard Power........... 49  Director
   Bernard Rubin, M.D...... 49  Director
   Fred A. Seigel.......... 42  Director
   Houssam T.               27  Director-Nominee
   Aboukhater(2)...........

--------

(1) In connection with the sale of the "hospitality" businesses, Dr. Lasko has resigned as an officer of the Company effective on the ratification of the sale by the Company's shareholders (currently scheduled for August, 1998). Dr. Lasko has also advised that he will not stand for re-election as a director at that time.

(2) Mr. Aboukhater is a director-nominee standing for election by the Company's shareholders at the Annual Meeting scheduled to take place in August, 1998.

  Directors are elected on an annual basis. All directors of the Company hold office until the next annual meeting of the shareholders or until their successors are elected and qualified. At present, the Company's by-laws provide for not less than one director nor more than seven. Until the DownEast acquisition in February, 1997, there were five directors, and since February 17, 1997, there have been seven directors. The Company's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

  DR. SAMUEL H. LASKO, age 52, has been President, Treasurer and a director of the Company since its inception in October, 1988, and was Chairman of the Board of Directors and Chief Executive Officer from August, 1995, until February 17, 1997, immediately following the DownEast transaction. Dr. Lasko has also been president of A&E Management Corp. since October 27, 1993, The Lasko Companies, Inc. since May 11, 1995, and Prime Concern Kosher Foods, Inc. since December, 1995. Dr. Lasko holds a B.A. from Yeshiva University in New York City and received his Ed.D. in 1984 from the University of Maryland. Dr. Lasko is the father of Jonathan S. Lasko, currently the Executive Vice-President, Secretary, the Chief Operating Officer of the Company and one of its directors, and the brother-in-law of Bruce S. Phillips, a director of the Company. See the Note (1) above.

  JONATHAN S. LASKO, age 27, has been a director of the Company since September, 1994, and its Chief Operating Officer and Secretary since August, 1995. He has also been the Company's Executive Vice-President since May, 1993. Mr. Lasko has also been vice-president of A&E Management Corp. since October 27, 1993, The Lasko Companies, Inc. since May 11, 1995, and Prime Concern Kosher Foods, Inc. since December, 1995. He is also President and Chief Executive Officer of A-One-A Produce and Provisions, Inc. Mr. Lasko attended Yeshiva University, New York, New York, in 1988 and 1989, and Bernard Baruch College of City University of New York, New York in 1990 and 1991. From January, 1990 until October, 1993, when he became a full-time employee of the Company, Mr. Lasko was a part-time employee of the Company and managed its food and beverage operations for its Passover holiday vacation. Mr. Lasko is the son of Dr. Samuel H. Lasko, the President and Treasurer of the Company and one of its directors, and the nephew of Bruce S. Phillips, a director of the Company.

  BRUCE S. PHILLIPS, age 54, has been a director of the Company since August, 1995. He is a graduate of City College of New York. From April, 1988 until August, 1994, Mr. Phillips was president and director of Frem Corp., a plasticware manufacturer. Since August, 1994, Mr. Phillips has owned PFS Venture Group, a business management and financial consulting firm. Mr. Phillips is the brother-in-law of Dr. Samuel H. Lasko, a director of the Company and its President and Treasurer, and the uncle of Jonathan S. Lasko, a director of the Company and its Executive Vice-President, Secretary and Chief Operating Officer. Mr. Phillips is not standing for re-election at the Annual Meeting of Shareholders to be held on July 9, 1998.

  STEVEN SHULMAN, age 57, is a Managing Director of Latona Associates, Inc., an investment banking firm involved in advisory services and principal investments. He serves as a director of a number of public and private companies and is currently a director of WPI Group, Inc., Ermanco Incorporated, Beacon Capital Partners, L.P. and Corinthian Directory, Inc. Mr. Shulman holds an M.S. in Industrial Management from the Stevens Institute of Technology, where he currently serves as Vice Chairman of its Board. Since February, 1997, Mr. Shulman has served as the Chairman of the Board of Directors and since February 18, 1998, has also served as the Chief Executive Officer of the Company.

  RICHARD POWER, age 49, has been Vice-President of Tyco Fire and Safety Services since May, 1997, and the President of Carlisle Plastics, Inc., from January, 1997, to May 1997, both divisions of Tyco International Ltd., a New York Stock Exchange listed corporation. He served as a consultant to Tyco in Mergers and Acquisitions from 1995 through 1996, Vice President and Chief Financial officer of Abex Inc. a New York Stock Exchange listed corporation between 1994 and 1995, and was the Managing Director of a private investment company from 1992 through 1994. Mr. Power holds a B.S. and an M.B.A. from Boston College. Since February, 1997, Mr. Power has served as a director of the Company.

  BERNARD RUBIN, M.D., age 49, was a director of the Company from August, 1995, to February 17, 1997, when he voluntarily resigned. He was re-elected a director at the Company's 1997 Annual Meeting of Shareholders. For the past approximately 19 years, Dr. Rubin has been a practicing cardiologist in Baltimore, Maryland, where, for the past six years he has been the President of Baltimore Heart Associates, an 18-member cardiology group. Dr. Rubin has served as President of the Medical Staff and is currently Chief of Cardiology and Medical Director of the Critical Care Unit at Northwest Hospital Center in Baltimore. He holds undergraduate degrees from Yeshiva University and a medical degree from New York Medical College, both in New York. Dr. Rubin is a Fellow in the American College of Cardiology. Dr. Rubin is not standing for re-election at the Annual Meeting of Shareholders scheduled on July 9, 1998.

  FRED A. SEIGEL, age 42, was elected a Director on February 18, 1998, to fill a vacancy. Mr. Seigel is a founder, President and a Director of Energy Capital Partners, a privately-held, Boston-based company organized in September, 1993, providing financing for energy efficiency projects for commercial, industrial and institutional property owners throughout the United States. He has more than twenty years experience in the energy field. From January, 1988, to October, 1994, he served as a limited partner in two large-scale energy co-generation projects in New York state, representing a total investment of $350,000,000. From March, 1984, to November, 1986, Mr. Seigel was a project manager for Wheelabrator-Frye, Inc., in that company's Resource Recovery Division. From January, 1981, to January, 1993, he was the Director of the Executive Office for Energy for the State of New Hampshire. Mr. Seigel holds a B.A. from New England College, Henniker, New Hampshire.

  HOUSSAM T. ABOUKHATER, age 27, a director-nominee of the Company, is Vice President of Prestolite Wire, a privately-held, Southfield, Michigan based company, which is a leading producer of telecommunications wire. From 1993 to 1996, Mr. Aboukhater served as Vice President of Balcrank Products, an automotive components division of the General Chemical Group, a New York Stock Exchange listed corporation. Mr. Aboukhater also currently serves as Director of Market Analysis for Latona Associates, an investment banking firm involved in advisory services and principal investments. Mr. Aboukhater holds a B.A. in business administration from the University of San Diego, San Diego, California.

DIRECTOR COMPENSATION

  Directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and commencing in fiscal 1996, non-employee directors were paid $750 for each directors' meeting attended. In addition to the foregoing, directors are also granted 20,000 options annually under the Company's 1997 Stock Option Plan. The Company anticipates that the Board of Directors will continue to meet at least four times a year.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation paid or distributions made during the fiscal years ended December 31, 1997, 1996 and 1995, by the Company or any of its subsidiaries to the Chief Executive Officer of the Company and to each of its most highly compensated executive officers, other than the Chief Executive Officer, whose compensation exceeded $100,000.

                                         ANNUAL COMPENSATION
                              ---------------------------------------------
                              YEAR ENDED   ANNUAL     OTHER
NAME & PRINCIPAL POSITION     DECEMBER 31  SALARY  COMPENSATION     OPTIONS
-------------------------     ----------- -------- ------------     -------
Samuel H. Lasko..............    1995     $ 31,403   $169,081(1)    750,000(4)
President and Treasurer          1996     $125,000   $  9,517(2)(3)
                                 1997     $150,000   $ 22,502(2)    125,000(7)
Jonathan S. Lasko............    1995     $ 24,592   $169,081(1)    750,000(4)
Executive Vice President,
 Secretary and                   1996     $ 70,000   $  7,255(2)
Chief Operating Officer          1997     $ 95,000   $ 21,727(2)    125,000(7)
Steven Shulman...............    1997     $      0   $      0       130,000(7)
Chief Executive Officer(5)
Milton Namiot................    1997     $175,000   $  9,500(2)    125,000(7)
Chief Executive Officer(6)

--------

(1) Represents combined "S" corporation distributions in the nature of dividends through December 5, 1995, when the Company first offered and sold its securities to the public.

(2) Represents amounts paid for lease of automobile, automobile insurance, cell phone and health insurance.

(3) Does not include repayments of loans from A&E, The Lasko Companies, Inc. and the Company.

(4) In connection with the DownEast acquisition in February, 1997, each of Samuel Lasko and Jonathan Lasko surrendered their respective right to performance options, contained in their respective employment agreements and, in lieu thereof, the Company issued to each of Samuel H. Lasko and Jonathan D. Lasko warrants to purchase 375,000 shares of the Company's common stock at $1.1875 per share exercisable immediately and expiring August 31, 2000. Dr. Lasko tendered to the Company 114,322 of such warrants in partial consideration of his purchase of the Company's "hospitality" businesses.

(5) Steven Shulman became Chief Executive Officer of the Company in February, 1998, subsequent to the resignation of former CEO Milton Namiot (in connection with the closing of the Deering transaction).

(6) In connection with the sale of the Company's Deering Ice Cream, Inc. business, Mr. Namiot resigned as an officer. He was an officer and director of the Company from February 17, 1997, until the closing of the Deering transaction. In connection with his resignation and the termination of this three year employment contract, 50% of the options theretofore granted Mr. Namiot, or options to purchase 125,000 shares of the Company's common stock, were made immediately exercisable. They have since expired unexercised.

(7) Represents options granted to directors and executive officers under the Company's 1997 Stock Option Plan.

EMPLOYMENT AGREEMENTS AND AGGREGATE OPTIONS HOLDINGS

  The Company has 5-year employment agreements, ending August 31, 2000, with each of Dr. Samuel H. Lasko and Jonathan S. Lasko. Dr. Samuel H. Lasko tendered to the Company the balance of his employment agreement in partial consideration of his purchase of the Company's "hospitality" segments. See "Business--Sale of Hospitality Segments."

  Under his employment agreement, Dr. Samuel H. Lasko received an annual base salary of $95,000 for the first two years and was to receive $125,000 for the third year, $150,000 for the fourth year and $175,000 for the fifth year of his employment. Under his employment agreement, Jonathan S. Lasko receives an annual base salary of $70,000 for the first two years, $95,000 for the third year, $115,000 for the fourth year and $125,000 for the fifth year of his employment. In connection with the DownEast transaction, by amendments dated February 17, 1997, to their respective employment agreements, Dr. Lasko and Jonathan Lasko each voluntarily surrendered their one-time performance based options under their respective employment agreements to purchase up to an aggregate of 750,000 shares of common stock, and in lieu thereof, the Company issued to each of Dr. Lasko and Jonathan Lasko, warrants to purchase 375,000 shares of its common stock at an exercise price of $1.1875 per share. (Dr. Lasko tendered to the Company 114,322 of such warrants in partial consideration of his purchase of the Company's "hospitality" businesses.) The employment agreements also entitle the individuals to the use of an automobile and to employee benefit plans, such as group life, health, hospitalization and life insurance. Under each of these employment agreements, employment terminates upon death or total disability of the employee and may be terminated by the Company for "cause," which is defined, among other things, as the willful failure to perform duties, embezzlement, conviction of a felony, or breach of the employee's covenant not to compete or maintain confidential certain information. On February 18, 1998, the Board of Directors accepted the recommendation of its Compensation Committee and increased Jonathan S. Lasko's base compensation for 1998 to $125,000.

  In connection with the DownEast transaction, the Company entered into a 3-year employment agreement, effective February 17, 1997, and ending August 31, 2000, with Milton Namiot under which Mr. Namiot served as the President and Chief Executive Officer of Deering and Chief Executive Officer of the Company. As a result of the sale of the Deering business, Mr. Namiot resigned from his positions as an officer and director of the Company.

  In connection with the A-One-A transaction, the Company entered into 5-year employment agreements, effective July 1, 1997, and ending July 30, 2002, with both Virgil D. Scarbrough and Scott Davis under which Messrs. Scarbrough and Davis will serve as Co-Chief Operating Officers of the Company's wholly-owned subsidiaries A-One-A Produce & Provisions, Inc. and Terrace Fresh, Inc. Under their respective employment agreements, Messrs. Scarbrough and Davis each receive an annual base salary of $120,000.

  In connection with the Bay Purveyors acquisition, the Company's wholly-owned subsidiary, A-One-A Produce, entered into a 5-year employment agreement effective September 1, 1997, with Kenneth Cohen under which Mr. Cohen will serve in an upper level management position for A-One-A Produce. Under his employment agreement, Mr. Cohen receives an annual base salary of $65,000.

  In connection with the Gourmet Distributors acquisition, the Company entered into a 3-year consulting agreement with Phyllis Forstein, to assist in and consult concerning the business acquired. Ms. Forstein receives an annual consulting fee of approximately $92,000.

THE 1997 STOCK OPTION PLAN AND PARTICIPANTS

  The Company recently adopted the 1997 Stock Option Plan (the "Plan") which enables it to grant options for shares of its Common Stock. The Plan authorizes the grant of options to purchase up to an aggregate of 1,250,000 shares of the Company's Common Stock, to (i) officers, directors, and other full-time salaried employees of the Company and its subsidiaries with managerial, professional or supervisory responsibilities, and

(ii) consultants and advisors who render bona fide services to the Company and its subsidiaries, in each case, where the Compensation Committee determines that such officer, director, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. As used herein with respect to the Plan, references to the Company include subsidiaries of the Company.

  The purposes of the Plan are to enable the Company to attract and retain persons of ability as officers, directors, and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors, and to motivate such persons to use their best efforts on behalf of the Company by providing them with an equity participation in the Company. The full text of the Plan is set forth as an exhibit to this Registration Statement, and the following description is qualified in its entirety by reference thereto.

  The Plan is administered by the Compensation Committee, which was appointed by the Company's Board of Directors, and consists of three members of the Board of Directors, two of whom are "disinterested" persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Under the terms of the Plan, the Committee will have the authority to determine, subject to the terms and conditions of the Plan, the persons to whom options are granted, the number of options granted to each optionee, and the terms and conditions of each option, including its duration.

  The Plan can be amended, suspended, reinstated or terminated by the Board of Directors; provided, however, that without approval of the Company's shareholders, no amendment shall be made which (i) increases the maximum number of shares of Common Stock which may be subject to stock options granted under the Plan, except for specified adjustment provisions, (ii) extends the term of the Plan, (iii) materially increases the benefits accruing to optionees under the Plan, (iv) materially modifies the requirements as to eligibility for participation in the Plan, or (v) will cause stock options granted under the Plan to fail to meet the requirements of Rule 16b-3. Unless previously terminated or extended by the Board of Directors, the Plan will terminate on February 20, 2007.

  Stock options may be granted to purchase Common Stock under the Plan at not less than the fair market value of the shares as of the date of grant. The maximum number of shares for which options may be issued to an employee of the Company during any calendar year may not exceed 250,000. Other than the limit of 250,000 options per year, there is no limitation on the aggregate number of stock options which may be granted to any optionee pursuant to the Plan.

  As of the date hereof, 758,000 options have been granted, including 380,000 to Samuel H. Lasko, Jonathan S. Lasko, and Steven Shulman.

  Stock options may be granted for a term of up to ten years. The Plan provides that if a stock option, or portion thereof, expires, lapses without being exercised or is terminated, canceled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock which were subject to such stock option or portion thereof shall be available for future grants of stock options under the Plan.

  Pursuant to the terms of the Plan, the option price for all options must be paid in cash, by check, bank draft or money order payable in United States dollars to the order of the Company, or with Common Stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be so purchased, or a combination thereof.

  Options granted pursuant to the Plan will not be assignable or transferable except by will or the laws of intestate succession. Options acquired pursuant to the Plan may be exercised by the optionee (or the optionee's legal representative) only while the optionee is employed by the Company, or within six months after termination of employment due to a permanent disability, or within three months after termination of employment due to a permanent disability, or within three months after termination of employment due to retirement. The executor or administrator of a deceased optionee's estate or the person or persons to whom the deceased optionee's rights thereunder have passed by will or by the laws of descent or distribution shall be entitled to exercise the option within the sixth month after the decedent's death. Options expire immediately in the event an optionee is terminated with or without cause or resigns; provided, however, in the event the Company terminates the employment of an optionee who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the two year period immediately preceding such termination, for any reason except "good cause" (as defined in the Plan), each stock option held by such optionee (which had not then previously lapsed or terminated and which had been held by such optionee for more than six months prior to such termination) shall be exercisable for a period of three months after such termination to the extent otherwise exercisable during that period. All of the aforementioned exercise periods set forth in this paragraph are subject to the further limitation that an option shall not, in any case, be exercisable beyond its stated expiration date.

  The purchase price and the number and kind of shares that may be purchased upon exercise of options granted pursuant to the Plan, and the number of shares which may be granted pursuant to the Plan, are subject to adjustment in certain events, including stock splits, recapitalizations, mergers, and reorganizations.

  In February, 1997, the following officers, directors, significant employees and other employees have received the number of options as is designated opposite their respective names:

        NAME                                                NUMBER OF OPTIONS(1)
        ----                                                --------------------
        Samuel H. Lasko....................................       125,000
        Jonathan S. Lasko..................................       125,000
        Steven Shulman.....................................       130,000(2)
        Bruce S. Phillips..................................        20,000(2)
        Richard Power......................................        20,000(2)
        Other Employees(3).................................       188,000
                                                                  -------
          TOTAL............................................       608,000(4)
                                                                  =======

--------
(1) Unless otherwise stated, these options were granted at an exercise price of $1.185 per share, such options become exercisable one third per year over three years from the date granted.
(2) All of Mr. Phillips' and Mr. Power's options, as well as 30,000 of Mr. Shulman's options, became exercisable at the time they were granted.

(3) Includes options granted to four of the Company's employees at an exercise price of $1.185 per share and 20 individual employees of the Company's subsidiaries at an exercise price of $2.31 per share. All such options become exercisable one third per year over three years from the date granted.

(4) Does not include options granted to Milton Namiot, a former director and Chief Executive Officer, and Joseph Dane, former Corporate Controller of the Company. In February, 1997, Messrs. Namiot and Dane were granted 250,000 and 25,000 options, respectively. Although they were no longer affiliated with the Company subsequent to the sale of the Company's Deering Ice Cream business, the Compensation Committee determined to make immediately exercisable 125,000 of Mr. Namiot's options and all of Mr. Dane's options for a total of 120 days beyond the date of the cessation of their employment by the Company. All of such options have expired unexercised.

PRINCIPAL SHAREHOLDERS

  The following table provides information concerning the beneficial ownership of Common Stock of the Company by each director, certain executive officers, and by all directors and officers of the Company as a group as of May 22, 1998. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company as of May 22, 1998.

                           COMMON STOCK               PREFERRED STOCK
                            BENEFICIAL    PERCENT OF    BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER   OWNERSHIP(1)   CLASS(1)(2)    OWNERSHIP      CLASS
------------------------   ------------   ----------- --------------- ----------
Dr. Samuel H. Lasko(3)....    383,750(4)      7.3%            -0-         -0-
Jonathan S. Lasko.........    380,000         7.2%         12,500(5)      *
Richard Power.............    204,154          *           50,000         *
Steven Shulman............    346,154         6.6%         50,000         *
Bernard Rubin, M.D........        -0-         -0-          15,000         *
Fred A. Seigel............     64,577          *              -0-         -0-
Bruce S. Phillips.........        -0-         -0-             -0-         -0-
Houssam T. Aboukhater(6)..        -0-         -0-          50,000         *
All Directors and
 Executive Officers as a
 Group
 (8 persons)..............  1,378,635(7)     26.1%        177,500        11.6%

--------
   *Less than five percent
(1) In each case the beneficial owner has sole voting and investment power except that shares held by Dr. Samuel H. Lasko are held in joint tenancy with his wife Arlene Lasko and the shares held by Jonathan S. Lasko are held in joint tenancy with his wife Ellen J. Lasko.

(2) The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of May 22, 1998.

(3) In connection with the sale of the "hospitality" businesses, Dr. Lasko has resigned as an officer of the Company effective on the ratification of the sale by the Company's shareholders and is not standing for re-election as a director.

(4) Includes 3,750 shares held for the benefit of Dr. Lasko's minor child.

(5) Held for the benefit of Jordana Lasko, a minor.

(6) Mr. Aboukhater is director-nominee standing for election at the Company's annual meeting scheduled to take place on July 9, 1998.

(7) Does not include stock options granted. See "1997 Stock Option Plan and Participants." Also does not include Warrants to purchase Common Stock at a price of $1.1875 in the following amounts: Samuel H. Lasko--260,678; Jonathan S. Lasko--375,000; Steven Shulman--36,666.7; Richard Power-- 31,666.7; Fred A. Seigel--15,833.3; Bernard Rubin, M.D.--20,000; and Bruce
    S. Phillips--70,000.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

  As permitted by the Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a Director for breach of the fiduciary duty of care as a Director except in the situations described in (i) through (iv) above.

This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a Director's duty of care. These provisions will not alter the liability of Directors under federal securities laws.

  The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company may obtain directors and officers insurance in amounts it deems necessary. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Samuel H. Lasko loaned Terrace Holdings, Inc., The Lasko Companies, Inc. and A&E Management Corp. the sums of $7,276, $42,715 and $235,558, respectively, or an aggregate of $285,549. Each loan provided interest at the prime rate of interest and principal and interest due on demand. $100,000 of principal of these loans was repaid from the proceeds of the Company's offering. Pursuant to agreements, the remaining principal of $185,549, together with all accrued interest, was payable out of the Company's working capital in twelve equal monthly installments commencing in December, 1995. At December 31, 1996, the principal balance of these loans was paid in full.

  In connection with the DownEast acquisition, the Company issued to each of Samuel H. Lasko and Jonathan D. Lasko (collectively the "Laskos") warrants to purchase 375,000 shares of the Company's common stock at $1.1875 per share. The Laskos surrendered their respective performance options to purchase up to 750,000 shares of the Company's common stock, contained in their respective employment agreements. In addition, they entered into an option agreement to purchase the businesses, assets or capital stock of three of the Company's wholly owned subsidiaries, The Lasko Family Kosher Tours, Inc., The Lasko Companies, Inc. and A&E Management Corp. at the fair market value thereof to be independently determined. The option was exercised by Samuel H. Lasko alone and on March 13, 1998, he purchased The Lasko Family Kosher Tours, Inc. and A&E Management Corp. for consideration equal to $575,000 in accordance with a "fairness opinion" received by the Company and Dr. Lasko from an independent valuation firm. The sale is subject to shareholders' approval. See "Business-- Sale of Hospitality Segments."

  A-One-A Produce & Provisions, Inc. leases approximately 55,000 square feet at 1351 N.W. 22nd Street, Pompano Beach, Florida, for use as its principal offices and warehouse. The lease term is for five years with two five year options to extend expiring July 31, 2002 at an annual rental of $220,000. The Pompano Beach facility is owned by an affiliate of Messrs. Scarbrough and Davis. A lease for this facility was negotiated as part of the A-One-A acquisition. Under the lease, the Company has an option to purchase the land and building in Pompano Beach, Florida at a purchase price of $2,000,000 until December, 1998.

  In July, 1997, the Company loaned $30,000 to its then wholly-owned subsidiary, Deering Ice Cream, Inc. As a result of the consummation of the sale of the assets of Deering to a subsidiary of Fieldbrook Farms, Inc., this loan was terminated.

  All of the foregoing transactions had at least two disinterested directors at the time of those transactions. In addition, of the transactions that are currently ongoing, all have been ratified by independent, disinterested directors.

  All future material transactions and loans made with and by the Company will be on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, any forgiveness of loans will be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent counsel.

                          SELLING SECURITIES HOLDERS

  The following table sets forth the record and beneficial ownership by each of the Selling Securities Holders, the number of shares of Common Stock or Warrants to be offered for resale by each as of the date of this Prospectus. No person owned of record or beneficially more than 10% of the Common Stock of the Company. The Selling Securities Holders will not pay any of the expenses incident to the offering made by this Prospectus other than any sales, commissions or concessions applicable to the securities offered by them hereby.

                                           COMMON
NAME                                     STOCK(/1/)    WARRANTS(/2/)
----                                     ----------    -------------
Abresch, John P........................     25,000          25,000
Anom Trust, The........................     50,000          50,000
Boca Raton Synagogue...................                    250,000(3)
Carpionato, Alfred.....................    250,000         250,000
Feinberg, Michael......................    200,000(4)
Gelfand, Mark E........................     25,000          25,000
Haber, Sidney and Linda................     50,000          50,000
Healthcare Financial Corporation, LLC..     50,000          50,000
Herman, Bryan..........................    125,000         125,000
Katz Investments II....................    100,000         100,000
Kaufman, Howard........................    250,000         250,000
Kraut, Dr. Irving......................    250,000         250,000
Kulman, Craig..........................     25,000          25,000
Lipsky, Alan...........................    125,000         125,000
Loewenstern Properties, Inc.(5)........    562,650(6)      812,650
Lyons Community Property Trust, Phillip
 N. Lyons, Trustee.....................    300,000         300,000
Masada I Limited Partnership...........     25,000          25,000
NAC Group, Inc.........................     50,000          50,000
Namiot, Milton(7)......................     25,000          25,000
Phillips, Bruce S......................     70,000(8)
Pronesti, Thomas M.....................     25,000          25,000
Rothstein, Martin......................    200,000         200,000
Sitzer, Marc J.........................     25,000          25,000
Waldman, Cory..........................     50,000          50,000
                                         ---------       ---------
  TOTAL................................  2,857,650       3,087,650
                                         =========       =========    ===

--------
(1) Unless otherwise indicated, includes Common Stock issuable upon conversion of preferred stock. See "Description of Securities--Preferred Stock."
(2) Represents Warrants or, upon exercise of the Warrants, the Common Stock underlying such Warrants.

(3) Received as a charitable contribution from Loewenstern Properties, Inc.

(4) Represents shares of Common Stock previously issued for resale by the holder thereof.

(5) Received the Company's securities through various assignments from Midas Investment Group, Inc. d/b/a Biltmore Securities, Inc., the Underwriter of the Company's initial public offering in 1995 and its Warrant Soliciting Agent.

(6) Includes 250,000 shares underlying Warrants exercisable at $1.1875. Loewenstern Properties, Inc. has notified the Company that it intends to exercise the warrants to purchase these shares.

(7) Former director and Chief Executive Officer of the Company.

(8) Current director exercising warrants at $1.1875.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share, of which 5,270,348 shares are currently outstanding. Assuming exercise of all the Warrants, there will be 10,580,498 shares of Common Stock outstanding.

  Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to any priority as to dividends for any preferred stock that may be outstanding. The Preferred Stock currently authorized and outstanding is non-voting stock unless or until it is converted into Common Stock. Each share of Preferred Stock is convertible into two shares of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of Directors. The holders of more than fifty percent of the Common Stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at all meetings of shareholders and the vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as the election of directors, amendments to the Company's Certificate of Incorporation, mergers or dissolutions which require the vote of the holders of a majority of the outstanding Common Stock. Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to such shareholder after the payment of all debts and other liabilities and after distributions to preferred shareholders, if any, legally entitled hereto. No holder of Common Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any securities of the Company convertible into shares of its stock. The outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value, of which 1,523,825 shares are currently outstanding. The Preferred Stock may be issued in one or more series at such time or times and for such consideration as shall be authorized from time to time by the Board of Directors. The Board of Directors is authorized to fix the designation of each series of Preferred Stock and the relative rights, preferences, limitations, qualifications, powers or restrictions thereof, including the number of shares comprising each series, the dividend rates, redemption rights, rights upon voluntary or involuntary liquidation, provisions with respect to a retirement or sinking fund, conversion rights, voting rights, if any, preemptive rights, other preferences, qualifications, limitations, restrictions and the special or relative rights of each series not inconsistent with the provisions of the Certificate of Incorporation. The outstanding shares of Preferred Stock are each convertible into two shares of Common Stock at the option of the holder and automatically are converted on July 31, 1998, if not converted prior to that date.

WARRANTS

  In addition to the 5,310,150 Warrants currently outstanding, an aggregate of 250,000 warrants were issued by the Company in connection with the DownEast transaction ("DownEast Warrants"), 90,000 warrants have been issued to two directors in recognition of their services to the Company ("Directors Warrants") 635,678 warrants were issued to two executive officers in connection with their employment agreements ("Executive Officers' Warrants"), 250,000 warrants were issued to the Company's initial underwriter in connection with its initial public offering ("Underwriter's Warrants"), and 200,000 Class B Warrants were issued prior to the Company's initial public offering. All of these warrants are identical to the Warrants, except that the exercise price of the DownEast Warrants, the Directors Warrants, the Executive Officers' Warrants and the Underwriter's Warrants is $1.1875, and the exercise price of the Class B Warrants is $10.00. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.00 per share, subject to adjustment, until December 5, 2000. No holder, as such, of Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the purchase price has been paid in full. Each Warrant is redeemable by the Company for $.05 per Warrant, at any time, upon thirty days' prior written notice, if the last reported sale price or average closing bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, NASDAQ or the National Quotation Bureau Incorporated, as the case may be, exceeds $9.00 per share for twenty consecutive trading days ending within ten days prior to the date of the notice of redemption. Any right to exercise a Warrant will terminate at 5:00 p.m. (New York time) on the business day immediately preceding the date of redemption.

  Upon thirty days' written notice to all holders of Warrants, the Company has the right, subject to compliance with applicable Commission rules, to reduce the exercise price or extend the term of the Warrants. The Warrants will be entitled to the benefit of adjustments in the exercise price of the Warrants and in the number of shares of Common Stock or other securities delivered upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

  During the 60-day period commencing on the date of this Prospectus, to and
including 5:00 p.m., New York time, on July   , 1998, subject to extension in
the sole discretion of the Company ("Temporary Exercise Period"), the Company has reduced temporarily the exercise price of the Warrants from $4.00 to $1.25. After the expiration of the Temporary Exercise Period, the exercise price of the Warrants will return to the original $4.00 per share. See "Plan of Distribution."

  The fundamental business reasons for the temporary reduction in the exercise price of the Warrants are, first, to attempt to secure additional cash liquidity for immediate working capital and, second, to increase the Company's equity capital base. Management believes that temporarily reducing the Warrant exercise price is a substantially less expensive alternative to additional borrowings for its current and future cash and capital needs. There is no assurance, however, that the temporary exercise price reduction will successfully cause material exercises or that any resulting cash liquidity will benefit the Company. See "Risk Factors--Warrants Subject to Redemption; Temporary Exercise Price."

  The Warrants may be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Warrants are not registered, or qualified for sale in the state in which a Warrant holder resides, such Warrant holder might not be permitted to exercise the Warrants.

  Warrant certificates may be exchanged for new certificates of different denominations and may be exercised or transferred by presenting them at the office of the transfer agent. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will continue as to such Warrants. If the Company is unable to qualify its Common Stock underlying such Warrants for sale in any state, holders of the Warrants in those states will have no choice but to either sell such Warrants or allow them to expire.

  Each Warrant may be exercised by surrendering the Warrant certificate, with the formal election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants may be exercised in whole or, from time to time, in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

  Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in any distribution of the Company's assets.

  For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and will also result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely effected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

  Because the Warrants may be transferred, it is possible that they may be acquired by persons residing in states where the Company has not registered, or is exempt from registration, such that the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or let them expire unexercised. Also, it is possible that the Company may be unable, for any reason, to cause a registration statement covering the Common Stock underlying the Warrants to be in effect when they are exercisable. In such event, the Warrants may expire unless extended by the Company because a registration statement, including audited financial statements, must be in effect in order for Warrant holders to exercise their Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

  2,332,848 of the 5,270,348 shares of Common Stock currently are "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with Rules 144 and 144A promulgated under the Securities Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) and including any person who may be deemed an "affiliate" of the Company, as that term is defined under the Securities Act, who has satisfied a one-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the Company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least two years are not subject to the quantity limitations or the manner of sale restrictions of the rule.

  Sales of shares by the Company's current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Common Stock in any market for the Company's securities that may develop. To the extent that these shares enter the market, the value of the Common Stock in the over-the-counter market may be reduced. See "Risk Factors" and "Description of Securities."

  Commission Rule 144A permits unlimited resales of restricted securities of any issuer provided that the purchaser is a qualified institutional buyer (as that term is defined therein) that at the end of its most recent fiscal year has assets invested in securities of non-affiliated entities that were purchased for a total of more than $100 million. Rule 144A allows holders of restricted shares of the Company to sell such shares to such institutions without regard to any volume or other restrictions.

  In the event that shares of Common Stock which are not currently saleable become saleable by means of registration, eligibility for sale under Rule 144 or otherwise and the holders of such shares of Common Stock elect to sell such shares of Common Stock in the public market, there is likely to be a negative effect on the market price of the Company's securities and on the ability of the Company to obtain additional equity financing. No predictions can be made as to the effect, if any, that sales of the Common Stock or the exercise of the Warrants or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, the foregoing could adversely affect prevailing market prices. See "Risk Factors" and "Description of Securities."

  Sales of substantial amounts of shares of Common Stock, pursuant to Rule 144, Rule 144A or otherwise, could adversely affect the market prices of the Common Stock, and/or the Warrants, and may make it more difficult for the Company to sell equity securities in the future at a time and price that it deems appropriate. See "Risk Factors."

TRADING SYMBOLS

  The Common Stock and the Warrants are listed for quotation on NASDAQ under the symbols "THIS" and "THISW", respectively. There can be no assurances that an active trading market will continue. See "Risk Factors--No Assurance of Continued Public Trading Market or Continued Qualification for NASDAQ Inclusion."

TRANSFER AGENT AND WARRANT AGENT

  The transfer agent for the Company's Common Stock and its Warrant Agent for the Public and Preferred Warrants is American Stock Transfer and Trust Company, New York, New York.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is not subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exemptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested shareholder" for a period of three years from the date that such person became an interested shareholders unless: (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. An "interested shareholder" is defined to include any person, and the affiliates and associates of such person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

                             PLAN OF DISTRIBUTION

WARRANT SOLICITATION FEE

  To the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the rules and regulations of the Commission, the Company has agreed to pay to the Soliciting Agent a warrant solicitation fee equal to 4% of the then current exercise price for each solicited Warrant exercised, payable upon exercise of the Warrant. However, no compensation will be paid to the Soliciting Agent in connection with the exercise of the Warrants if (a) the market price of the underlying shares of Common Stock is lower than the then current exercise price of the Warrants,
(b) the Warrants are held in a discretionary account, except where prior specific written approval for the exercise has been received, (c) the Warrants are exercised in an unsolicited transaction, (d) the Soliciting Agent has not provided bona fide services in connection with the solicitation of the Warrant, (e) the holder of the Warrant has not in writing designated the Soliciting Agent as the party to receive the solicitation fee, or (f) these compensation arrangements have not been disclosed at the time of the exercise. In addition, unless exempt from Regulation M promulgated by the Commission, the Soliciting Agent will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities until the later of the termination of such solicitations activities or the termination by waiver or otherwise of any right the Soliciting Agent may have to receive a fee for the exercise of the Warrants following such solicitation.

RECENT PRIVATE PLACEMENT AND INVESTMENT BANKING AGREEMENT

  On July 1, 1997, the Company entered into an Investment Banking Agreement with Midas Investment Group, Inc. d/b/a Biltmore Securities, Inc. ("Midas"), under which for a period of three years Midas is to provide services including, without limitation, (i) review of business plans and projections;
(ii) review of financial data as it relates to raising financing; (iii) advising on the Company's capital structure and on alternatives for raising capital; (iv) reviewing and advising on prospective mergers and acquisitions, and on any financing required to complete such transactions; (v) advising on issues relating to public offerings;(vi) providing fairness opinions; (vii) reviewing managerial needs; and (viii) advising on issues relating to financial public relations. In consideration, the Company issued to Midas and its assignees Warrants to purchase 750,000 shares of Common Stock of the Company.

  As the Company's investment banker, Midas, was its placement agent with respect to the private offer and sale to accredited investors of 1,352,500 Units, each Unit consisting of one share of convertible Preferred Stock and two Warrants. Each share of Preferred Stock is convertible into two shares of the Company's Common Stock. In connection with this placement of its securities the Company issued an additional 156,325 Units to Midas, and 15,000 Units to Westport Capital Markets, LLC. See "Selling Securities Holders."

SALES OF SHARES OF COMMON STOCK

  Certain current shareholders of Common Stock or persons who become shareholders of Common Stock upon exercise of warrants or conversion of Preferred Stock may sell their shares from time to time following the date of this Prospectus through the Soliciting Agent or any other registered broker/dealer. Any commissions paid to such broker/dealers will be paid by those certain current shareholders and not the Company. Any of those certain current shareholders may be required to deliver a copy of this Prospectus with such sales. Accordingly, the Company may be required to update and amend this Prospectus to keep it current in accordance with applicable laws, rules and regulations. See "Selling Securities Holders."

                                    EXPERTS

  The financial statements included in this Prospectus have been audited by Moore Stephens, P.C., New York, New York, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the issuance of the securities offering hereby, are being passed upon for the Company by Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C., 125 South Wacker Drive, Suite 2800, Chicago, Illinois 60606.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, a registration statement under the Securities Act on Form SB-2 ("Registration Statement") with respect to the securities offered hereby. No distribution of these securities will be made until the Registration Statement, as it may be amended, has been declared effective. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits thereto. All of these documents may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE(S)
                                                                       --------
Pro Forma Condensed Combined Financial Statements (Unaudited)......... P-2
Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997.............................................. P-3
Notes to Pro Forma Financial Statement................................ P-4
Report of Independent Auditors (Terrace Holdings, Inc.)............... F-1
Financial Statements
 Consolidated Balance Sheets.......................................... F-2
 Consolidated Statements of Operations................................ F-3
 Consolidated Statements of Stockholders' Equity...................... F-4
 Consolidated Statements of Cash Flows................................ F-5-F-6
 Notes to Consolidated Financial Statements........................... F-7-F-21

                            TERRACE HOLDINGS, INC.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following pro forma condensed combined statement of operations for the year ended December 31, 1997, give effect to the following:

    (1) A-One-A Wholesale Produce, Inc. Acquisition--On July 1, 1997, the Registrant acquired all of the assets and related liabilities of A-One-A Wholesale Produce, Inc. ["A-One-A"]. In consideration for the acquisition, the Registrant issued to A-One-A 500,000 unregistered shares of the Company's common stock valued at $1,000,000. The asset purchase agreement also provides for contingent consideration based upon the achievement of specified earnings levels in future periods. The Registrant also paid A-One-A $3,130,000 in cash. The total cost of the acquired company was approximately $4,100,000. The acquisition was accounted for as a purchase effective July 1, 1997. The operations of A-One-A will be included in the Registrant's results of operations from that date. Goodwill of $3,534,242 was recorded as part of this acquisition. The excess purchase price is allocated to goodwill because the amounts are in effect inseparable from goodwill. The items sold by A-One-A are not unique in any way and the asset represents the relationships, reputation and the value of past services rendered provided to its customers.

  The pro forma condensed combined statement of operations gives effect to these transactions as if they had occurred at the beginning of the fiscal year presented and were carried forward through the period presented.

  The pro forma combined statement has been prepared by the Company's management based upon the historical financial statements of the Company and A-One-A Wholesale, Inc. This pro forma statement may not be indicative of the results that actually would have occurred if the divestments had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical financial statements and notes contained elsewhere herein.

                            TERRACE HOLDINGS, INC.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997.
                                  (UNAUDITED)

                                HISTORICALS
                           -----------------------
                                         A-ONE-A
                             TERRACE    WHOLESALE,
                            HOLDINGS,    INC. SIX
                            INC. YEAR     MONTHS
                              ENDED       ENDED
                            DECEMBER     JUNE 30,    PRO FORMA      PRO FORMA
                            31, 1997      1997*     ADJUSTMENTS     COMBINED
                           -----------  ----------  -----------    -----------
Revenue................... $ 8,929,464  $8,180,688   $     --      $17,110,152
Cost of Sales.............   6,853,507   5,771,292         --       12,624,799
                           -----------  ----------   ---------     -----------
Gross Profit..............   2,075,957   2,409,396         --        4,485,353
                           -----------  ----------   ---------     -----------
Selling, General and
 Administrative Expenses..   3,370,480   1,883,273      88,356(2)    5,342,109
Bad Debts.................      60,000         --          --           60,000
  Total Operating
   Expenses...............   3,430,480   1,883,273      88,356       5,402,109
                           -----------  ----------   ---------     -----------
(Loss) Income from
 Operations...............  (1,354,523)    526,123     (88,356)       (916,756)
Other Income (Expense):
Interest (Expense)........     (56,993)    (17,432)    (19,619)(3)     (94,044)
                           -----------  ----------   ---------     -----------
(Loss) Income from
 Continuing Operations
 Before Income Taxes......  (1,411,516)    508,691    (107,975)     (1,010,800)
Income Taxes..............         --      203,476    (203,476)(1)         --
                           -----------  ----------   ---------     -----------
(Loss) Income from
 Continuing Operations.... $(1,411,516) $  305,215   $  95,501     $(1,010,800)
                           ===========  ==========   =========     ===========
(Loss) Per Share.......... $      (.32)                            $      (.23)
                           ===========                             ===========
Weighted Average Shares
 Outstanding..............   4,454,034                               4,454,034
                           ===========                             ===========

--------
* The Registrant's December 31, 1997 statement of operations includes the statement of operations for A-One-A Wholesale, Inc. for the six months then ended.

                             TERRACE HOLDINGS, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  As of December 17, 1997, the Company sold its Deering Ice Cream, Inc. subsidiary and anticipates the sale of its Hospitality Subsidiaries during the second quarter of 1998.

INCOME STATEMENT ADJUSTMENTS:

      (1) To reflect reduction of income tax expense as computed on a
          consolidated basis.                                          $203,476
                                                                       --------
      (2) To reflect six months' amortization of goodwill associated with the A-One-A acquisition. The total amount of goodwill,
          $3,534,242, has been amortized over 20 years using the
          straight-line method.                                        $ 88,356
                                                                       --------
      (3) To reflect six months of interest cost incurred for the
          acquisition of A-One-A approximately $356,700 @ 11%.         $ 19,619
                                                                       --------

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Terrace Holdings, Inc.

  We have audited the accompanying consolidated balance sheet of Terrace Holdings, Inc. and its subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terrace Holdings, Inc. and its subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Moore Stephens, P. C.
                                          Certified Public Accountants

New York, New York
March 13, 1998

                             TERRACE HOLDINGS, INC.

                        CONSOLIDATED BALANCE SHEETS

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                       ASSETS
Current Assets:
  Accounts Receivable (Less Allowance for Doubtful
   Accounts of $62,500 and $60,000 at March 31, 1998,
   and December 31, 1997, respectively)..............  $2,313,851   $1,869,198
  Inventories........................................     579,361      280,458
  Due from Related Party.............................         --       122,752
  Restricted Cash....................................      65,439      137,701
  Due on Sale of Discontinued Operations.............      90,000       90,000
  Other Current Assets...............................     247,143      107,823
                                                       ----------   ----------
    Total Current Assets.............................   3,295,794    2,607,932
Property and Equipment--Net..........................   1,054,589      665,282
Intangible Assets--Net of Accumulated Amortization of
 $141,422 at March 31, 1998, and Cost in Excess of
 Net Assets of Businesses Acquired--Net of
 Accumulated Amortization of $88,148 at December 31,
 1997................................................   4,169,731    3,639,882
Net Assets of Discontinued Operations................       7,494          --
Other Assets.........................................      15,178       14,246
                                                       ----------   ----------
    Total Assets.....................................  $8,542,786   $6,927,342
                                                       ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Cash Overdraft..................................... $   440,818  $   372,451
  Accounts Payable...................................   2,189,743      892,742
  Accrued Expenses...................................     588,732      805,890
  Current Portion of Long-Term Debt..................      97,940      162,370
  Line of Credit.....................................   1,108,163    1,354,084
  Provision for Phase-Out Costs......................      20,000       20,000
  Other Current Liabilities..........................     113,435       50,000
                                                      -----------  -----------
    Total Current Liabilities........................   4,558,831    3,657,537
                                                      -----------  -----------
Long-Term Debt.......................................     235,305       81,380
                                                      -----------  -----------
    Total Liabilities................................   4,794,136    3,738,917
                                                      -----------  -----------
Commitments and Contingencies........................         --           --
                                                      -----------  -----------
Stockholders' Equity:
  Convertible Preferred Stock, $.001 Par Value,
   10,000,000 Shares Authorized, 1,523,825 Shares Is-
   sued and Outstanding..............................       1,524        1,524
  Common Stock--$.001 Par Value, 25,000,000 Shares
   Authorized, 5,270,348 and 5,006,400 Issued and
   Outstanding at March 31, 1998 and December 31,
   1997, respectively................................       5,270        5,006
  Additional Paid-in Capital.........................   9,501,330    9,075,343
  Accumulated Deficit................................  (5,759,474)  (5,893,448)
                                                      -----------  -----------
    Total Stockholders' Equity.......................   3,748,650    3,188,425
                                                      -----------  -----------
    Total Liabilities and Stockholders' Equity....... $ 8,542,786  $ 6,927,342
                                                      ===========  ===========

                See Notes to Consolidated Financial Statements.

                             TERRACE HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                THREE MONTHS ENDED
                                    MARCH 31,          YEARS ENDED DECEMBER
                                   (UNAUDITED)                  31,
                               ---------------------  ------------------------
                                  1998       1997        1997         1996
                               ----------  ---------  -----------  -----------
Net Sales..................... $6,955,120  $       0  $ 8,929,464  $       --
Cost of Sales.................  4,884,252          0    6,853,507          --
                               ----------  ---------  -----------  -----------
  Gross Profit................  2,070,868          0    2,075,957          --
                               ----------  ---------  -----------  -----------
Operating Expenses:
  Selling, General and
   Administrative Expenses....  1,864,706    164,469    3,370,480      348,439
  Loss on Disposal............        --         --           --       129,826
  Provision for Doubtful
   Accounts...................      2,500          0       60,000          --
                               ----------  ---------  -----------  -----------
    Total Operating Expenses..  1,867,206    164,469    3,430,480      478,265
                               ----------  ---------  -----------  -----------
  Income (Loss) from
   Operations.................    203,662   (164,469)  (1,354,523)    (478,265)
                               ----------  ---------  -----------  -----------
Other (Expense) Income:
  Interest Expense............    (77,182)         0      (79,594)         --
  Interest Income.............        --      11,541       22,601       19,338
                               ----------  ---------  -----------  -----------
    Total Other (Expense).....    (77,182)    11,541      (56,993)      19,338
                               ----------  ---------  -----------  -----------
  Income (Loss) From
   Continuing Operations......    126,480   (152,928)  (1,411,516)    (458,927)
Discontinued Operations:
  Income (Loss) from
   Operations of Discontinued
   Business Segments (Net of
   Income Taxes of $-0-)......      7,494   (248,476)    (813,795)    (697,100)
  (Loss) on Disposal of
   Business Segments,
   including Provision of
   $20,000 for Operating Loss
   during the Phase Out Period
   (Net of Income Taxes of
   $-0-)......................                         (2,126,742)         --
                               ----------  ---------  -----------  -----------
    Net Income (Loss)......... $  133,974  $(401,404) $(4,352,053) $(1,156,027)
                               ==========  =========  ===========  ===========
Income (Loss) Per Share of
 Common Stock:
  Income (Loss) from
   Continuing Operations...... $      .03  $    (.03) $      (.32) $      (.14)
  Income (Loss) from
   Operations of Discontinued
   Business Segments (Net of
   Income Tax of $-0-)........        -0-       (.06)        (.18)        (.21)
  (Loss) on Disposal of
   Discontinued Business
   Segments...................                               (.48)         --
                               ----------  ---------  -----------  -----------
Basic Net Income (Loss) Per
 Share of Common Stock........ $      .03  $    (.09) $      (.98) $      (.35)
                               ==========  =========  ===========  ===========
Diluted Net Income (Loss) Per
 Share of Common Stock........ $      .02  $    (.09)        (.98)        (.35)
                               ==========  =========  ===========  ===========
Weighted Average Shares of
 Common Stock Outstanding.....  5,111,383  4,306,400    4,454,034    3,312,500
                               ==========  =========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                             TERRACE HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

           AND THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                            CONVERTIBLE
                          PREFERRED STOCK    COMMON STOCK   ADDITIONAL                  TOTAL
                          ---------------- ----------------  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT  SHARES   AMOUNT  CAPITAL     DEFICIT       EQUITY
                          --------- ------ --------- ------ ---------- -----------  -------------
Balance--January 1,
 1996...................        --  $  --  3,312,500 $3,313 $3,945,948 $  (385,368)  $ 3,563,893
Net (Loss)..............        --     --        --     --         --   (1,156,027)   (1,156,027)
                          --------- ------ --------- ------ ---------- -----------   -----------
Balance--December 31,
 1996...................        --     --  3,312,500  3,313  3,945,948  (1,541,395)    2,407,866
Asset Acquisition-
 Deering                        --     --    918,900    918    763,081         --        763,999
Finders Fee.............        --     --     75,000     75     88,238         --         88,313
Asset Acquisition
 A-One-A................        --     --    500,000    500    999,500         --      1,000,000
Private Placement.......  1,523,825  1,524       --     --   2,671,776         --      2,673,300
Stock Issuances.........        --     --    200,000    200    219,800         --        220,000
Stock Based
 Compensation...........        --     --        --     --     387,000         --        387,000
Net (Loss)..............        --     --        --     --         --   (4,352,053)   (4,352,053)
                          --------- ------ --------- ------ ---------- -----------   -----------
Balance--December 31,
 1997...................  1,523,825 $1,524 5,006,400  5,006  9,075,343  (5,893,448)    3,188,425
Asset Acquisition-Fresh,
 Inc. ..................        --     --    138,948    138    269,862         --        270,000
Warrants Exercise.......        --     --    125,000    126    156,125         --        156,251
Net Income..............        --     --        --     --         --      133,974       133,974
                          --------- ------ --------- ------ ---------- -----------   -----------
Balance--March 31, 1998.  1,523,825 $1,524 5,270,348 $5,270 $9,501,330 $(5,759,474)  $ 3,748,650
                          ========= ====== ========= ====== ========== ===========   ===========




                See Notes to Consolidated Financial Statements.

                             TERRACE HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 THREE MONTHS ENDED
                                     MARCH 31,          YEARS ENDED DECEMBER
                                    (UNAUDITED)                  31,
                               -----------------------  ----------------------
                                  1998        1997         1997        1996
                               ----------  -----------  -----------  ---------
Operating Activities:
  Net Income (Loss) from
   Continuing Operations...... $  126,480  $  (152,928) $(1,411,516) $(458,927)
                               ----------  -----------  -----------  ---------
  Adjustments to Reconcile Net
   Income (Loss) to Net Cash
   (Used for) Provided by
   Operating Activities:
    Depreciation and
     Amortization.............     99,407                   157,613        --
    Stock Based Compensation..                              180,000        --
    Provision for Doubtful
     Accounts.................      2,500                    60,000        --
  Changes in Assets and
   Liabilities:
    (Increase) Decrease in:
      Accounts Receivable.....   (444,853)                 (541,699)       --
      Inventory...............   (298,903)                 (102,069)       --
      Other Current Assets....   (139,319)                   17,638        --
      Due from Related Party..    122,752
      Other Assets............    (35,601)                   (1,728)       --
  Increase (Decrease) in:
    Accounts Payable..........  1,297,002                   182,082        --
    Accrued Expenses..........   (189,625)                  338,955        --
                               ----------  -----------  -----------  ---------
        Total Adjustments.....    413,360                   290,792        --
                               ----------  -----------  -----------  ---------
        Net Cash--Continuing
         Operations--Forward..    539,840     (152,928)  (1,120,724)  (458,927)
                               ----------  -----------  -----------  ---------
Discontinued Operations:
  Income (Loss) From
   Discontinued Business
   Segments...................      7,494     (248,476)  (2,940,537)  (697,100)
  Adjustments to Reconcile
   Income to Net Cash:
    Depreciation and
     Amortization.............      9,614       52,968      180,115    340,086
    (Loss) on Disposal of
     Business Segments
     (Including Provision of
     $20,000 for Operating
     Loss During Phase Out
     Period)..................        --           --     1,974,742        --
    Changes in Net Assets,
     Liabilities..............    (21,365)      91,308   (1,787,219)  (165,304)
                               ----------  -----------  -----------  ---------
        Net Cash--Discontinued
         Operations--Forward..     (4,257)    (104,200)  (2,572,899)  (522,318)
                               ----------  -----------  -----------  ---------
Investing Activities--
 Continuing Operations:
  Acquisition of Assets.......   (274,086)                 (201,744)  (179,308)
  Purchase of Business--Net of
   Cash Acquired..............   (340,814)               (3,616,993)       --
                               ----------  -----------  -----------  ---------
        Net Cash--Investing
         Activities--
         Continuing
         Operations--Forward..   (614,900)               (3,818,737)  (179,308)
                               ----------  -----------  -----------  ---------
Investing Activities--
 Discontinued Operations:
  Acquisition of Intangible
   Assets.....................                                  --    (675,000)
  Purchase and Disposal of
   DownEast Frozen Desserts,
   LLC--Net of Cash Acquired..                              288,900        --
  Acquisition of Assets.......     (2,703)     (59,837)     (40,933)       --
                               ----------  -----------  -----------  ---------
        Net Cash--Investing
         Activities--
         Discontinued
         Operations--Forward.. $   (2,703) $   (59,837) $   247,967  $(675,000)

                See Notes to Consolidated Financial Statements.

                            TERRACE HOLDINGS, INC.

                                 THREE MONTHS ENDED
                                     MARCH 31,          YEARS ENDED DECEMBER
                                    (UNAUDITED)                  31,
                                ---------------------  ------------------------
                                  1998        1997        1997         1996
                                ---------  ----------  -----------  -----------
Net Cash--Continuing
 Activities--Forwarded........  $ 539,840  $ (152,928) $(1,120,724) $  (458,927)
                                ---------  ----------  -----------  -----------
Net Cash--Discontinued
 Operations--Forwarded........     (4,257)   (104,200)  (2,572,899)    (522,318)
                                ---------  ----------  -----------  -----------
Net Cash--Investing
 Activities--Continuing
 Operations--Forwarded........   (614,900)              (3,818,737)    (179,308)
                                ---------  ----------  -----------  -----------
Net Cash--Investing
 Activities--Discontinued
 Operations--Forwarded........     (2,703)    (59,837)     247,967     (675,000)
                                ---------  ----------  -----------  -----------
Financing Activities--
 Continuing Operations:
  Proceeds from Notes Payable.    132,464                  100,000          --
  Payment of Notes Payable....                             (64,467)     (10,000)
  Payments of Demand Notes
   Payable--Stockholders and
   Related Parties............    (27,265)                     --      (185,549)
  Proceeds from Line of
   Credit.....................   (245,921)               1,354,085          --
  Restricted Cash.............     72,262                 (137,701)         --
  Bank Overdrafts.............     68,367                  372,448          --
  Proceeds from Issuance of
   Convertible Preferred
   Stock......................                           2,673,300          --
  Proceeds from Issuance of
   Common Stock...............                             220,000          --
  Current Portion of Long Term
   Debt.......................    (64,430)
  Proceeds from Warrants
   Exercised..................    156,250
  Payments of Term Loan.......    (16,667)
                                ---------  ----------  -----------  -----------
        Net Cash--Financing
         Activities--
         Continuing
         Operations...........     75,060                4,517,665     (195,549)
                                ---------  ----------  -----------  -----------
Financing Activities--
 Discontinued Operations:
  Proceeds of Demand Notes
   Payable....................                           1,175,821          --
  Payment of Demand Notes
   Payable....................                (19,408)
                                ---------  ----------  -----------  -----------
        Net (Decrease) in Cash
         and Cash Equivalents.     (6,960)   (336,373)  (1,570,907)  (2,031,102)
Cash and Cash Equivalents--
 Beginning of Periods and
 Years, respectively..........     (6,960)  1,570,907    1,570,907    3,602,009
                                ---------  ----------  -----------  -----------
Cash and Cash Equivalents--End
 of Periods and Years,
 respectively.................  $     --   $1,234,534  $       --   $ 1,570,907
                                =========  ==========  ===========  ===========
Supplemental Disclosures of
 Cash Flow Information:
  Cash paid during the periods
   and years for:
    Interest..................  $  77,182  $   36,719  $    51,093  $     9,020
    Income Taxes..............  $     --   $   33,426  $       --   $       --

Supplemental Disclosures of Non-Cash Financing Activities:

  During the quarter ending March 31, 1997, the Company issued 993,900 shares of common stock valued at approximately $853,000 in connection with the acquisition of DownEast Frozen Desserts, LLC.

  During the third quarter, the Company issued 500,000 shares of its common stock valued at $1,000,000 in connection with the acquisition of A-One-A Wholesale Produce, Inc.

  During the three months ended March 31, 1998, the Company issued 138,948 shares of Common Stock in connection with the acquisition of Fresh, Inc.

                See Notes to Consolidated Financial Statements.

                            TERRACE HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Terrace Holdings, Inc. ("Terrace" or the "Company"), was incorporated under the laws of the State of Delaware on June 15, 1995, to change the state of incorporation of Bon Adventure Kosher Tours, Inc., a Florida corporation, formerly known as Embassy Kosher Tours of South Florida, Inc. During 1997, the Board of Directors determined to dispose of the net assets of the Company's frozen dessert and hospitality business segments (See Note 3). The Company's continuing operations focus on the food services and distribution business through its wholly-owned subsidiary, A-One-A Produce & Provisions, Inc. ("A-One-A"). A-One-A is a Pompano Beach, Florida based produce distributor that sells and distributes fresh fruit and vegetables and dry grocery products to hotels, restaurants and other businesses in southern Florida.

  Consolidation Policy--The consolidated financial statements include the accounts of Terrace and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  The consolidated financial statements as of and for the year ended December 31, 1997, include the accounts of Terrace and its wholly-owned subsidiaries, A&E Management Corp. ("A&E"), The Lasko Family Kosher Tours, Inc. ("LFKT"), The Lasko Companies ("Lasko") (together, the "Hospitality Group"), and A-One-
A. A-One-A's fiscal year ends on the Saturday nearest to December 31. LFKT was incorporated on February 14, 1997 for the purpose of managing and operating the Passover holiday vacation business, which was subsequently disposed of in December 1997 (See Note 3B). On February 10, 1997, Deering Ice Cream, Inc. ("Deering") was incorporated to acquire certain assets and related liabilities from DownEast Frozen Desserts, LLC ("DownEast"), to manufacture and market frozen desserts. This subsidiary was disposed of in December 1997 (See Note
3A).

  The consolidated financial statements for the year ended December 31, 1996, include the accounts of Terrace, A&E, Lasko and Prime Concern Kosher Foods, Inc. ["Prime"]. In July 1996, the Company disposed of all of the operating assets of Prime which operated a kosher delicatessen/fast food operation in Boca Raton, Florida incurring a loss of $129,826.

  Cash and Cash Equivalents--The Company considers certain highly liquid investments, with a maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at December 31, 1997.

  Inventories--Inventories are recorded at the lower of cost or market. Cost is determined on the first-in, first-out ("FIFO") basis. Inventories consist of fresh fruit, vegetables and dry goods.

  Property and Equipment--Property and equipment are recorded at cost. Expenditures for normal repairs and maintenance are charged to earnings as incurred. When assets are retired or otherwise disposed, their costs and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in operations. Depreciation is recorded using the straight-line method over the shorter of the estimated lives of the related asset or the remaining lease term. Estimated useful lives are as follows:

      Transportation Equipment....................................... 7-10 Years
      Equipment, Furniture and Fixtures.............................. 5- 7 Years
      Leasehold Improvements......................................... 5-10 Years

  Cost in Excess of Net Assets of Businesses Acquired--The cost in excess of net assets of businesses acquired is being amortized on a straight-line basis over 20 years. Amortization expense amounted to $88,148 for the year ended December 31, 1997.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  Impairment--The Company's policy is to record an impairment loss against the balance of a long-lived asset in the period when it is determined that the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business assets operate or if the expected future non-discounted cash flows of the business was determined to be less than the carrying value of the assets. If impairment is deemed to exist, the assets will be written down to fair value. Management also evaluates events and circumstances to determine whether revised estimates of useful lives is warranted. As of December 31, 1997, management expects its long-lived assets to be fully recoverable.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents and accounts receivable arising from its normal business activities. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company had approximately $452,000 at December 31, 1997 in a financial institution subject to normal credit risk beyond insured amounts. The Company does not require collateral on its financial instruments.

  The Company extends credit to its customers, which results in accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, believes that its receivable credit risk exposure is limited. The Company's estimate of the financial strength of its customers may be subject to change in the near term.

  Other Concentrations--In December 1997, A-One A became a full-time member of a cooperative of independent distribution specialists (the "Cooperative") which enables the Company to enter group negotiations which results in better pricing on purchases. Although the Company purchased approximately 37% through the Cooperative, management believes that there is no business vulnerability regarding this concentration of purchases from the Cooperative as the produce purchased is available from other sources.

  Business Risk--The Company is subject to the Perishable Agricultural Commodities Act ("PACA") which regulates certain entities engaged in the business of shipping or receiving perishable agricultural commodities in interstate commerce. Currently, the Company maintains a PACA license to distribute fresh produce, fruits and vegetables. The ability of the Company to continue distribution and sales of its fresh produce, fruits and vegetables is dependent upon its continued compliance with the PACA statute. Loss of its PACA license would have a materially adverse effect on the Company.

  Advertising--Advertising costs, which were not material at December 31, 1997 and 1996, are expensed as incurred.

  Earnings Per Share--The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1997, have been calculated in accordance with SFAS No. 128. Prior period earnings per share data have been recalculated as necessary to conform prior year data to SFAS No. 128.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and replaces its primary earnings per share with a new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. SFAS No. 128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

  The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share (i.e., increasing earnings per share or reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants. Securities that could potentially dilute earnings per share in the future are disclosed in Notes 13 and 14.

(2) BUSINESS ACQUISITIONS

  In August 1997, but effective as of July 1, 1997, the Company acquired all of the assets and related liabilities of A-One-A in a transaction accounted for as a purchase. The operations of A-One-A have been included in the Company's results of operations from that date.

  In consideration for the acquisition, the Company issued 500,000 unregistered shares of its common stock valued at $1,000,000, and paid $3,130,000 in cash. Additionally, an adjustment to the purchase price of approximately $148,000 was made subsequent to the acquisition date and has been accrued at December 31, 1997.

  In connection with the acquisition, the Company entered into 5 year employment agreements with two officers, effective July 1, 1997, and ending July 30, 2002. The employment agreements, call for aggregate annual compensation of $240,000.

  Also in connection with the A-One-A acquisition, the Company entered into an agreement to lease space for use as its principal offices and warehouse. The lease term is for ten years with three five year options to extend expiring June 30, 2007, at an annual rental of approximately $222,000 including sales tax. The Pompano Beach facility is owned by an affiliate of A-One-A officers. Under the lease, the Company has an option to purchase the land and building at a purchase price of $2,000,000 until December, 1998 (See Note 12A).

  During 1997, the Company acquired all of the assets and related liabilities of Dry Dock Distributors, Inc. d/b/a Bay Purveyors, ("Bay Purveyors") a Miami, Florida based dry goods distributor which sells and distributes dry goods and dairy goods to various restaurants and other business in Southern Florida. The acquisition was deemed immaterial by management of the Company. Bay Purveyors has operated as a division of A-One-A since its October 1, 1997 effective purchase date. In connection with the Bay Purveyors acquisition, the Company entered into an employment agreement with an uppper level manager.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)

  In consideration for the acquisition, the Company paid the shareholders of Dry Dock Distributors, Inc. $340,000. The acquisition has been accounted for as a purchase.

  A summary of the allocation of the aggregate consideration paid for aforementioned acquisitions to the fair market value of the assets acquired and liabilities assumed is as follows:

      Current Assets:
        Cash........................................................ $   20,445
        Accounts Receivables........................................  1,383,703
        Inventories.................................................    178,389
        Other.......................................................    123,082
                                                                     ----------
          Total.....................................................  1,705,619
                                                                     ----------
      Property, Plant and Equipment.................................    545,475
      Cost in Excess of Net Assets Acquired (Including Acquisition
       Costs of $239,725)...........................................  3,728,030
      Other Assets..................................................      4,366
                                                                     ----------
          Total.....................................................  5,983,490
                                                                     ----------
      Current Liabilities:
        Accounts Payable and Accrued Expenses.......................    914,206
        Other.......................................................    221,960
                                                                     ----------
          Total.....................................................  1,136,166
                                                                     ----------
      Aggregate Consideration Paid.................................. $4,847,323
                                                                     ==========

  The cost in excess of net assets acquired recorded for the acquisitions is to be amortized over 20 years using the straight-line method.

  The following pro forma information presents the results of the combined operations of Terrace and A-One-A, treating the latter as if it was a subsidiary of the Terrace for the full period then ended. This pro forma information does not purport to be indicative of what would have occurred had the acquisitions been completed as of January 1, 1996 or results which may occur in the future.

  Pro forma unaudited information:

                                                        TWELVE MONTHS ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
      Total Revenues................................. $17,110,152  $14,497,109
      Net (Loss) Income.............................. $(1,010,800) $  (179,669)
      Basic and Diluted Net (Loss) Income Per Share
       of Common Stock............................... $      (.23) $      (.05)


(3) DISCONTINUED OPERATIONS

  (A) Frozen Desert Business Segment--On February 17, 1997, the Company acquired certain of the assets and related liabilities of DownEast, which manufactured and marketed frozen desserts under the name Deering Ice Cream. The assets acquired included accounts receivable, inventories, and certain furniture and equipment. The stated liabilities assumed were principally trade payables and certain long-term debt.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  In consideration for the acquisition, the Company issued: (1) 993,900 shares of its common stock, including 75,000 shares of common stock issued for investment banking and finders fees, valued at approximately $853,000 and (2) warrants to purchase 250,000 additional shares of the Company's common stock at an exercise price of $1.1875 per share, (exercisable commencing February 17, 1997, through August 31, 2000), and paid approximately $114,000 in cash. The acquisition was accounted for as a purchase, effective January 1, 1997.

  The total cost of the consideration tendered and the liabilities assumed in excess of the assets purchased, including acquisition costs, was approximately $1,800,000.

  In November 1997, the Company adopted a formal plan to sell Deering. The disposal occurred in December 1997. The net proceeds on disposal was approximately $373,000. The loss on disposal was approximately $1,385,000 (including estimated disposal costs of $50,000 and $152,000 of liabilities not assumed by the Purchaser).

  Operating results of Deering, including net sales of approximately $6,360,000 are included in discontinued operations, in the statement of operations for the year ended December 31, 1997.

  Assets and liabilities disposed of consisted of the following at the disposal date:

      Cash.......................................................... $   43,784
      Accounts Receivable...........................................    573,808
      Inventories...................................................    581,648
      Property, Plant and Equipment--Net............................  1,667,520
      Intangible Assets--Net........................................    922,790
      Other.........................................................    486,281
                                                                     ----------
          Total Assets..............................................  4,275,831
                                                                     ----------
      Accounts Payable and Accrued Expenses.........................  1,543,930
      Notes Payable and Lines of Credit.............................  1,175,821
                                                                     ----------
      Total Liabilities.............................................  2,719,751
                                                                     ----------
          Net Assets Disposed of.................................... $1,556,080
                                                                     ==========

  (B) Hospitality Business Segment--In November 1997, the Company adopted a formal plan to sell the Hospitality Group to Samuel H. Lasko ("Dr. Lasko") (See Note 11) and to an unrelated party (See Notes 16 and 17). The disposal is expected to be completed within one year. The assets of the Hospitality Group to be sold consist primarily of accounts receivable, inventories, property and equipment and intangible assets.

  The estimated loss on the disposal of the Hospitality Group of approximately $742,000, includes a provision of $20,00 for expected losses during the phase-out period. The Company is to receive $90,000 from the unrelated party. Dr. Lasko relinquished his employment contract and certain warrants (See Note 11).

  Operating results, including net sales of approximately $4,853,000 and $4,557,000, respectively, of the Hospitality Group for the years ended December 31, 1997 and 1996 are included in discontinued operations, in the statements of operations. The statement of operations for 1996 has been restated. For the two years ended December 31, 1997, the Hospitality Group operated kosher Passover holiday vacation venues, kosher and non-kosher restaurants and a catering operation in southern Florida and New York. The Passover holiday usually occurs in the second quarter of the calendar year. The Company managed and operated three Passover holiday vacation venues in 1997 and four in 1996.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  Assets and liabilities of the Hospitality Group to be disposed of consisted of the following at December 31, 1997:

      Accounts Receivable............................................ $ 164,929
      Intangible Assets--Net.........................................   335,000
      Other Current Assets...........................................   105,540
      Property and Equipment--Net....................................   469,277
                                                                      ---------
          Total Assets............................................... 1,074,746
                                                                      ---------
      Accounts Payable and Accrued Expenses..........................   149,512
      Deferred Revenue...............................................   113,750
                                                                      ---------
          Total Liabilities..........................................   263,262
                                                                      ---------
      Net Assets to Be Disposed of................................... $ 811,484
                                                                      =========

  Assets are shown at their expected net realizable values and payables and deferred revenue are shown at their face amounts.

  There is no income tax benefit on the loss from operations of discontinued business segments or on the loss on disposal of discontinued business segments.

(4) GOING CONCERN CONSIDERATIONS AND RELATED PROPOSED FINANCING

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has suffered recurring losses from operations and has a working capital deficiency of approximately $1,050,000 at December 31, 1997. These factors had raised substantial doubt about the ability of the Company to continue as a going concern. Such substantial doubt has been alleviated primarily due to management's plans for dealing with the possible adverse effects of these factors.

  Management has initiated a financing plan with a bank and a number of its investors to provide the necessary funds to continue to operate its businesses and to provide additional capital for a possible acquisition.

  The Company has received a letter of intent from a bank to provide financing to the Company. The bank has commenced its normal due diligence investigation which should be completed shortly. Management is not presently aware of any matter which would prevent the completion of the financing.

  The Company has a pending registration statement covering a proposed offer to its warrantholders to exercise their warrants and purchase common stock at a temporarily reduced exercise price. In addition, if so requested by the Company, a private investor has indicated his intent to purchase equity capital in the Company if sufficient proceeds are not realized by the Company from such warrant exercises.

  Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. However, the success of management's plans is not assured.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


(5) RESTRICTED CASH

  In connection with a financing agreement (See Note 8) the Company entered into a trust indenture with a bank, pursuant to which, the bank debits monthly principal and interest loan payments.

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company adopted SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value, to the extent practicable, for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

  In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including trade receivables, amounts due on sale of discontinued operations, related party balances, trade payables and bank line of credit, it was assumed that the carrying amount approximated fair value for these instruments because of their short maturities. It was estimated that the carrying amount of the Company's long-term debt approximated its fair value based on quoted market prices for similar issues.

(7) PROPERTY AND EQUIPMENT

  The following is a summary of property and equipment:

      Transportation Equipment........................................ $608,820
      Office Equipment, Furniture and Fixtures........................  113,696
      Leasehold Improvements..........................................   12,231
                                                                       --------
          Total.......................................................  734,747
      Less: Accumulated Depreciation..................................   69,465
                                                                       --------
      Property and Equipment--Net..................................... $665,282
                                                                       ========

  Depreciation expense related to property and equipment amounted to $69,465 for the year ended December 31, 1997.

(8) LINE OF CREDIT

  During 1997, the Company had a working capital line of credit with Suntrust Bank, South Florida, N.A. amounting to $300,000, at a variable interest rate at .75% over the bank's prime-based rate. The working capital revolver was secured by a blanket lien on all Company assets, excluding amounts due from affiliates. The principal was paid in full on March 31, 1997, and the account was closed.

  In August 1997, the Company guaranteed payment on a Loan and Security Agreement between Foothill Capital Corporation of Mechanicsville, Virginia ("Foothill") and the Company's then wholly-owned subsidiaries, Deering and A-One-A under which Foothill agreed to provide revolving loans subject to available collateral to a maximum of $3,200,000. The principal balance of approximately $1,360,000 at December 31, 1997 represents substantially all credit available under the facility at that date. The balance incurs interest at 2.5% above the bank's prime rate. The prime rate at December 31, 1997, was 8.5%. The loan is collateralized by virtually all assets of the Company.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


(9) LONG-TERM DEBT

  At December 31, 1997, long-term debt consisted of the following:

      Note payable in thirty-six monthly total installments of
       $6,583, including interest at 9.1% per annum, through June
       1999, collateralized by certain transportation equipment......  $110,370
      Note payable in thirty-six monthly total installments of
       $1,154, including interest at 9.8% per annum, through December
       1999, collateralized by certain transportation equipment......    25,071
      Note payable in thirty-six monthly total installments of
       $1,150, including interest at 9.8% per annum, through December
       1999, collateralized by certain transportation equipment......    24,976
      Note payable--bank in eighteen monthly total installments of
       $5,556, plus interest of 2.5% above a variable interest rate
       (prime rate), per annum, through February 1999, collateralized
       by certain transportation equipment...........................    83,333
                                                                       --------
          Total......................................................   243,750
      Less: Current Portion..........................................   162,370
                                                                       --------
          Total......................................................  $ 81,380
                                                                       ========

  Long-term debt at December 31, 1997, matures as follows:

             1998............................ $162,370
             1999............................   81,380
             2000............................      --
             2001............................      --
             2002............................      --
             Thereafter......................      --
                                              --------
                 Total....................... $243,750
                                              ========

  The Company is subject to restrictive covenants including restrictions on the use of proceeds, and collateral, and assurance of the maintenance of marketable title to collateral. Management believes the Company was in compliance with all debt covenants at December 31, 1997.

  The weighted average interest rate on short-term borrowings as of December 31, 1997, was 11%.

(10) INCOME TAXES

  Under generally accepted accounting principles, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Temporary differences include different tax and book bases of property and equipment and intangible assets. Generally accepted accounting principles requires the establishment of a deferred tax asset for all deductible temporary differences and operating loss carryforwards. The operating loss carryforwards at December 31, 1997, (assuming all operating loss carryforwards will be available) amount to

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)

approximately $5,550,000. Such loss carryforwards will expire at the rate of $4,000,000 in 2012, $1,200,000 in 2011 and $350,000 in 2010. At December 31,
1997, based on the amount of operating loss carryforwards, the Company would have had a deferred tax asset of approximately $1,900,000. However, because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carryforwards, a valuation allowance of $1,900,000 has been established representing an increase of $1,374,000 from December 31, 1996. Accordingly, no deferred tax asset is reflected in these financial statements.

(11) RELATED PARTIES TRANSACTIONS

  During 1996, the Hospitality Group paid off an outstanding loan due to a stockholder, which was payable on demand plus interest. The interest rate on the loan was 8.5%. Interest expense related to this loan amounted to $7,667 for the period ended December 31, 1996.

  A-One-A had sales to a related entity whose shareholders include shareholders of the Company. Sales to the related entity totaled $203,327 for the period July 1 (effective purchase date) to December 27, 1997.

  A-One-A also purchased goods from the same related party totaling $357,425 for the period July 1 (effective purchase date) to December 27, 1997. The Company had net receivables of $122,752 (net of a payable of $56,964) due from the related party at December 27, 1997, which will be collected and paid within one year, during the normal course of business. The Company purchased the related entity in February 1998 (See Note 16).

  In February 1997, the Company entered into an option agreement with Dr. Lasko, the President, Treasurer, and a Director of the Company and his son, Jonathan S. Lasko, the Executive Vice-President, Secretary, Chief Operating Officer and a Director of the Company, which gave the Laskos, individually or together, the option to purchase the businesses, assets or capital stock of the Hospitality Group at the fair market value thereof. The option is exercisable for approximately three years commencing April 1, 1998 until February 17, 2001, or earlier under certain circumstances, exercise of the option, is subject to shareholders' approval. The Company and Dr. Lasko agreed to accelerate the exercise of his option, and in March 1998, he purchased (subject to shareholder approval) LFKT and A&E in exchange for the relinquishment of his employment contract and certain warrants. Dr. Lasko did not purchase The Lasko Companies, Inc. however, but has agreed to manage it for the Company (See Notes 16 and 17).

(12) COMMITMENTS AND CONTINGENCIES

  (A) Operating Leases--The Company's operating facilities are leased from an affiliate of A-One-A's officers. Future minimum rentals payments under operating leases with terms in excess of one year are as follows:

             YEAR ENDING DECEMBER 31,         AMOUNT
             ------------------------       ----------
             1998.......................... $  240,852
             1999..........................    228,492
             2000..........................    221,544
             2001..........................    221,544
             2002..........................    221,544
             Thereafter....................    996,948
                                            ----------
                 Total..................... $2,130,924
                                            ==========

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  Rent expense related to the leases for the years ended December 31, 1997 and 1996 was $142,630 and $15,900, respectively.

  (B) Employment Agreements--In addition to the A-One-A employment agreements (See Note 2), the Company has an employment agreement with Jonathan S. Lasko, through August 31, 2000, for a base salary of $125,000 per year. The employment agreement was amended in February 1997. The amendment eliminated certain options in the agreement in consideration of the issuance of warrants to purchase 375,000 shares of the Company's common stock. Additionally, the agreement was amended to provide that certain other benefits be made available to the executive.

  In connection with the Bay Purveyors acquisition (See Note 2), A-One-A entered into a 5-year employment agreement effective September 1, 1997 with an upper level manager for a base salary of $65,000 per year.

  (C) Standby Letter of Credit--The Company has available a standby letter of credit in the amount of $100,000, which is being maintained as security for payments related to purchases of inventory. The letter of credit expires May 1, 1998 and is collateralized by a blanket lien on the Company's assets. At December 31, 1997, there was no balance outstanding pursuant to the letter of credit.

(13) DESCRIPTION OF SECURITIES

  (A) Convertible Preferred Stock--The Company is authorized to issue 10,000,000 shares of convertible preferred stock (the "Convertible Preferred Stock"), par value $.001 per share. Pursuant to an offering memorandum dated July 7, 1997, the Company offered 1,750,000 units of its securities at $2 per unit (the "Preferred Units"). Each Preferred Unit consisted of one share of Convertible Preferred Stock and two warrants, each to purchase one share of Company common stock at an exercise price of $4 per share. As of December 31, 1997, 1,523,825 Preferred Units (including 171,325 Units issued as investment banking placement fees) were issued for aggregate consideration of $2,673,300 net of offering costs. Each share of Convertible Preferred Stock is non-voting, unless converted into common stock of the Company. The Convertible Preferred Stock is entitled to preference in the declaration of dividends if and when any dividends are declared or paid. There were no dividends declared or paid on the Convertible Preferred Stock at December 31, 1997. The Convertible Preferred Stock is entitled to preference over the common stock in the event of dissolution, liquidation or winding-up the Company. Each share of Convertible Preferred Stock is convertible into two shares of common stock of the Company at the option of the holder. All shares of the Convertible Preferred Stock not converted on or prior to July 31, 1998 will be automatically converted, based on that ratio, into shares of common stock of the Company on that date. The Company issued 156,325 Preferred Units to Biltmore Securities, Inc., and 15,000 Preferred Units to Westport Capital Markets, LLC, as placement fees (accounted for as offering costs) in connection with the offering. Additionally, the Company issued to Biltmore and its assignees, warrants to purchase 750,000 shares of Company common stock at a price of $4.00 per share, exercisable through and including December 4, 2000.

  (B) Common Stock--The Company is authorized to issue 25,000,000 shares of common stock, par value $.001 per share.

  Holders of common stock are entitled to dividends when, as and if declared by the Board of Directors, subject to any priority as to dividends for any preferred stock that may be outstanding. Holders of common stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of Directors.

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  In November 1997, the Company sold 200,000 shares of unregistered common stock to an unrelated party for $1.10 per share. The issuance of these shares resulted in a charge to operations of $180,000.

  (C) Options and Warrants--In December 1995, the Company completed a public offering (the "Offering") of 1,437,500 units ("Units") of its securities at $3.75 per Unit.

  Each Unit consisted of one share of common stock and one redeemable common stock purchase warrant exercisable at $4.00 per share during the four year period commencing one year after the December 5, 1995 effective date of the Offering. The warrants ("Public Warrants") are redeemable under certain conditions. The Offering resulted in net proceeds of approximately $4,347,000 to the Company. In connection with the Offering, the underwriter purchased an option from the Company to purchase up to 125,000 Units (each Unit identical to the Units sold in the Offering) and up to 16,500 shares of common stock. The option is exercisable for a four-year period, which commenced December 5, 1996, and entitles the underwriter to purchase each unit and each share of common stock at an exercise price of $4.50, subject to adjustment under certain circumstances.

  During 1995, prior to the Offering, the Company received an aggregate of $400,000 in bridge loans. The loans were repaid from the proceeds of the Offering. As additional consideration, solely for making the loans, the Company granted the lenders the right to receive an aggregate of 200,000 units ("Bridge Units") which were substantially similar to the units sold in the Offering.

  Additionally, at December 31, 1997, the Company also had warrants outstanding (the "Bridge Warrants") to purchase 200,000 shares of its common stock at ten dollars ($10.00) per share. The terms and conditions of the Bridge Warrants (other than the exercise price) are identical to the terms and conditions of the Public Warrants.

  On February 17, 1997, in connection with the Deering acquisition, the Company issued; (i) warrants to purchase 250,000 shares of its common stock to Biltmore Securities, Inc. as its investment banking fee; and (ii) warrants to purchase 50,000 shares of its Common Stock to Bruce S. Phillips, a director of the Company, in recognition of his efforts successfully to negotiate and consummate this transaction. These warrants have an exercise price of $1.1875 exercisable commencing February 17, 1997, the closing date of the transaction, and expiring on August 31, 2000.

  (D) Reduction in Warrant Price--During a 60-day period ("Temporary Exercise Period") commencing with the effective date of a pending registration statement, the Company will temporarily reduce the exercise price of certain warrants with an exercise price of $4.00 per share to $1.25 to attempt to secure additional cash liquidity for immediate working capital and to increase the Company's equity capital base. After the expiration of the Temporary Exercise Period, the exercise price of the warrants will return to the original $4.00 per share for the balance of the term of the warrants.

(14) STOCK OPTION PLAN AND WARRANTS

  The Company adopted the 1997 Stock Option Plan (the "Plan") which enables its Board of Directors to grant options for the purchase of shares of its common stock. The Plan authorizes the grant of options to purchase up to an aggregate of 1,250,000 shares of the Company's Common Stock, to (i) officers and other full-time salaried employees of the Company and its subsidiaries with managerial, professional or supervisory

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)

responsibilities, and (ii) consultants and advisors who render bona fide services to the Company and its subsidiaries, in each case, where the compensation committee of the Board of Directors determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. The purposes of the Plan are to enable the Company to attract and retain persons of ability as officers and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors, and to motivate such persons to use their best efforts on behalf of the Company by providing them with an equity participation in the Company.

  Pursuant to the Plan, in February 1997, the Board of Directors granted certain officers, directors and significant employees 630,000 options to purchase Company common stock at an exercise price of $1.185 per share. The options of which the majority vest over a 3 year period, one-third per year and expire on February 20, 2007.

  In July and September 1997, the Board of Directors granted certain employees 108,000 options to purchase Company common stock at an exercise price of $2.31 per share. The options vest over a 3 year period , one-third per year and expire on June 30, and September 21, 2007.

  As per the amended employment agreements with an executive, he received warrants to purchase 375,000 shares of Company common stock at $1.1875 per share which warrants are immediately exercisable at any time through August 31, 2000.

  The Company also issued two directors warrants to purchase 40,000 shares of the Company common stock at $1.1875 per share which are exercisable at any time through August 31, 2000.

  During 1997, the Company issued 300,000 stock options to consultants at an exercise price of $1.1875 at the date of grant, and having a weighted average exercise price of $1.1875. The total cost of issuing these stock options to consultants during 1997 is approximately $207,000 which is being charged to operations for the year ended December 31, 1997. The weighted average fair value of stock options granted to consultants during 1997 is estimated at $.69 using the Black-Scholes option-pricing model and using a weighted average risk-free interest rate of 6% and a weighted average expected life of 3.8 years with an estimated volatility of 75%. No dividends are expected to be paid during the expected life of the options.

  A summary of the options and warrants is as follows:

                                                                WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                      --------- ----------------
      Outstanding at December 31, 1995...............       --       $ --
        Granted......................................       --         --
        Exercised....................................       --         --
        Expired/Canceled.............................       --         --
                                                      ---------      -----
      Outstanding at December 31, 1996...............       --         --
        Granted...................................... 1,453,000       1.27
        Exercised....................................       --         --
        Expired/Canceled.............................       --         --
                                                      ---------      -----
      Outstanding at December 31, 1997............... 1,453,000      $1.27
                                                      =========      =====
      Exercisable at December 31, 1997...............   717,667      $1.24
                                                      =========      =====

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)


  If compensation cost (totaling approximately $890,000), for options issued under the Plan had been determined based on the fair value at the grant dates for awards under Plan, consistent with the alternative method set forth under SFAS No. 123, the Company's net loss and basic and diluted net loss per share of common stock would have been reduced on a pro forma basis as indicated below:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
      Net Loss:
        As Reported.................................  $(4,352,053) $(1,156,027)
        Pro Forma...................................  $(5,242,053) $(1,156,027)
      Basic and Diluted Net Loss Per Share of Common
       Stock:
        As Reported.................................  $      (.98) $      (.35)
        Pro Forma...................................  $     (1.18) $      (.35)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants awarded in 1997 and 1996, respectively:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                  1997     1996
                                                                ---------  ----
      Dividend Yields..........................................         0% -- %
      Expected Volatility......................................        76% -- %
      Risk-Free Interest Rate..................................       6.0% -- %
      Expected Lives........................................... 4.0 Years  --

  The weighted-average fair value of options granted was $.76 and $-0- for the years ended December 31, 1997 and 1996, respectively.

  The following table summarizes information about stock options and warrants at December 31, 1997:

                                             OUTSTANDING                     EXERCISABLE
                              ----------------------------------------- ----------------------
                                            WEIGHTED        WEIGHTED               WEIGHTED
                                           REMAINING        AVERAGE                AVERAGE
   RANGE OF EXERCISE PRICES    SHARES   CONTRACTUAL LIFE EXERCISE PRICE SHARES  EXERCISE PRICE
   ------------------------   --------- ---------------- -------------- ------- --------------
   $1.185-$1.1875..........   1,345,000    9.2 Years         $1.186     681,667     $1.186
   $2.31...................     108,000    9.5 Years         $ 2.31      36,000     $ 2.31
                              ---------    ---------         ------     -------     ------
       Totals..............   1,453,000    9.3 Years         $ 1.27     717,667     $ 1.40
                              =========    =========         ======     =======     ======

(15) NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

  The FASB has issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management is in the process of determining its preferred format. The adoption of SFAS No. 130 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

  The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to

                            TERRACE HOLDINGS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)

shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations; financial position or cash flows.

  In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

(16) SUBSEQUENT EVENTS

  In January 1998, the Company entered into an employment agreement with its Chief Financial Officer. The compensation for services rendered under this agreement is $90,000 per annum and includes an incentive bonus. The agreement also includes options to purchase the Company's stock and a severance package.

  In January 1998, the Company purchased certain non-cash assets of D.M.S. Food Distributors, Inc., a Florida Corporation d/b/a Gourmet Distributors ("Gourmet"). Gourmet is a wholesaler of dry goods. In consideration for the purchase, the Company paid approximately $254,000 including inventory and furniture and fixtures, which resulted in costs in excess of net assets of approximately $125,000 which will be allocated to intangible assets.

  In February 1998, the Company purchased all of the outstanding stock of Fresh, Inc., ("Fresh") a related entity (See Note 11). Fresh is a wholesaler which sells packaged and cut fresh produce. In consideration for the purchase, the Company paid $105,000 in cash and issued 138,948 shares of common stock valued at $270,000. The acquisition resulted in costs in excess of net assets of approximately $350,000 which will be allocated to intangible assets.

  On March 13, 1998, the Company sold its A&E Management Corp. and The Lasko Family Kosher Tours, Inc., subsidiaries to Samuel H. Lasko for consideration aggregating $575,000 in accordance with an independent fair value opinion received by the Company, subject to the affirmative vote of shareholders at the next annual meeting. On that date the Company also entered into a management agreement with Dr. Lasko to operate and manage the business and activities of The Lasko Companies, Inc. ("TLC") which operates a restaurant business (the "Restaurant"). The agreement will terminate upon the sale or other disposition of the Restaurant or the The Lasko Companies. (See Notes 3 and 17).

(17) SUBSEQUENT EVENTS--UNAUDITED (SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS)

  On March 23, 1998, the Company entered into a contract to sell its wholly-owned subsidiary, The Lasko Companies, Inc. The sale price $90,000 to be paid as follows, with $25,000 paid at the execution of the agreement (currently held in escrow by the seller's attorney) and $65,000 to be paid by cash or certified check upon execution and delivery of Bill of Sale. The sale was completed on May 29, 1998.

  On May 29, 1998, the Company received a commitment letter from an institutional lender, to provide to the Company and its wholly-owned subsidiaries an aggregate of $6,000,000 in senior secured financing, the proceeds

                          TERRACE HOLDINGS, INC.

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

          (INFORMATION FOR MARCH 31, 1998 AND 1997 IS UNAUDITED)

yof which will be used for (i) repayment of existing senior indebtedness, (ii) a possible acquisition, and (iii) ongoing working capital. As of the date of this Prospectus, the new financing arrangement is being documented.

  On June 25, 1998, the Company issued to a private investor $2,625,000 principal amount of 12% Convertible Subordinated Notes ("Notes"), and warrants to purchase 400,000 shares of Common Stock of the Company. The proceeds of the Notes have been added to the working capital of the Company. The Notes will be repaid from the first net proceeds, if any, received by the Company from the exercises of its $4.00 warrants at the temporary $1.25 per share exercise price. At any time subsequent to the expiration of the 60-day Temporary Exercise Period, the Notes are convertible at the option of the private investor, at the rate of one share of Common Stock for each $1.25 of principal and accrued but unpaid interest, and the warrants are exercisable at a price of $1.25 per share of Common Stock. At any time subsequent to the Temporary Exercise Period, any Notes not then converted or repaid, will be converted by the Company, into $1.25 Redeemable Convertible 8% Cumulative Preferred Stock ("Preferred Stock") of the Company. The Notes, warrants and Preferred Stock issued to the private investor are subject to anti-dilution adjustments, registration rights, interest and dividend adjustments and payment by the Company of certain fees and expenses in connection with the transaction. In addition, the Company has granted to such private investor an option expiring no later than December 31, 1998 to purchase 500,000 shares of the Company's Common Stock at a price determined on the basis of the average closing price for the Company's Common Stock for the ten trading days immediately following the expiration of the Temporary Exercise Period. See "Risk Factors--Warrants Subject to Redemption; Temporary Exercise Price."

  On June 25, 1998, the Company signed an agreement to acquire the assets and liabilities of a privately held south Florida company engaged in the business of processing meat, seafood and poultry. The base purchase price is $1,800,000 and is to be financed through the Company's new senior secured financing arrangement described above. Closing of this acquisition is scheduled for no later than July 31, 1998.

(18) UNAUDITED INTERIM PERIODS

  The unaudited consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  In the opinion of management, such statements include all adjustments [consisting only of normal recurring items] which are considered necessary in order to make the financial statements not misleading. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27. EXHIBITS.

     4.1       Form of Specimen Preferred Stock Certificate
     5.1       Opinion, as revised, of Fishman, Merrick, Miller, Genelly,
               Springer, Klimek & Anderson P.C., regarding the legality of the securities being registered
     10.1 Employment Agreement, dated as of September 1, 1995, and amendment thereto, between Terrace Holdings, Inc. and Samuel H.
               Lasko.*
     10.22     Option Agreement, dated as of February 17, 1997, between Terrace
               Holdings, Inc. and Samuel H. Lasko and Jonathan S. Lasko
     10.28     Agreement dated as of June 25, 1998, between Terrace Holdings,
               Inc. and Network Funds II, Ltd.
     10.29     Asset Acquisition Agreement dated as of June 25, 1998 between
               Terrace Holdings, Inc. and Banner Beef and Seafood Co., Inc.
     23.1      Consent of Moore Stephens, P.C. (located on page II-3)
     23.2      Consent of Fishman, Merrick, Miller, Genelly, Springer, Klimek &
               Anderson P.C. (included in Exhibit 5.1)

    --------

    * Incorporated by reference to the Registrant's registration statement on Form SB-2 (Commission File No. 33-96892A), or the Registrant's reports on Form 8-K filed on March 4, 1997.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOLLYWOOD, STATE OF FLORIDA, ON THE 6TH DAY OF JULY, 1998.

                                          Terrace Holdings, Inc.

                                                  /s/ Samuel H. Lasko
                                          By: _________________________________
                                                      Samuel H. Lasko
                                                         President

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/ Samuel H. Lasko            President and Director           July 6, 1998
____________________________________
          Samuel H. Lasko

       /s/ Jonathan S. Lasko*        Executive Vice-President,        July 6, 1998
____________________________________  Secretary, Chief Operating
         Jonathan S. Lasko            Officer, Principal
                                      Financial Officer and
                                      Director

     /s/ Bruce S. Phillips           Director                         July 6, 1998
____________________________________
         Bruce S. Phillips

        /s/ Steven Shulman*          Director, Principal              July 6, 1998
____________________________________  Executive Officer
           Steven Shulman

     /s/ Bernard Rubin, M.D.         Director                         July 6, 1998
____________________________________
        Bernard Rubin, M.D.

        /s/ Richard Power*           Director                         July 6, 1998
____________________________________
           Richard Power

        /s/ Mario Jacobs             Principal Accounting Officer     July 6, 1998
____________________________________
            Mario Jacobs

       /s/ Fred A. Seigel            Director                         July 6, 1998
____________________________________
           Fred A. Seigel

   /s/ Samuel H. Lasko
*By: __________________________
   Samuel H. Lasko, pursuant
      to Power of Attorney
        heretofore filed

                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form SB-2 (File No. 333-45195) of our report dated March 13, 1998, on our audits of the financial statements of Terrace Holdings, Inc. We also consent to the reference to our firm under the captions "Experts."

                                            /s/ Moore Stephens, P.C.
                                          By: _________________________________
                                            MOORE STEPHENS, P.C.
                                            Certified Public Accountants

New York, New York

July 6, 1998

                                 EXHIBIT INDEX

                                                                    SEQUENTIAL
 EXHIBIT                                                               PAGE
 NUMBER                          DOCUMENT                             NUMBER
 -------                         --------                           ----------
   4.1   Form of Specimen Preferred Stock Certificate
   4.3   Certificate of Resolutions designating rights and
         preferences of Preferred Stock
   5.1   Opinion of Fishman, Merrick, Miller, Genelly, Springer,
         Klimek & Anderson P.C., regarding the legality of the
         securities being registered
  10.1   Employment Agreement, dated as of September 1, 1995 and
         amendment thereto, between Terrace Holdings, Inc. and
         Samuel H. Lasko.*
  10.22  Option Agreement, dated as of February 17, 1997, between
         Terrace Holdings, Inc. and Samuel H. Lasko and Jonathan
         S. Lasko.
  10.28  Agreement dated as of June 25, 1998, between Terrace
         Holdings, Inc. and Network Funds III, Ltd.
  10.29  Asset Acquisition Agreement dated as of June 25, 1998 between Terrace Holdings, Inc. and Banner Beef and
         Seafood Co., Inc.
  23.1   Consent of Moore Stephens, P.C. (located on page II-3)
  23.2   Consent of Fishman, Merrick, Miller, Genelly, Springer,
         Klimek & Anderson, P.C. (included in Exhibit 5.1)

--------

* Incorporated by reference to the Registrant's registration statement on Form SB-2, (Commission File No. 33-96892A), and the Registrant's reports on Form 8-K filed on March 4, 1997.